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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 4, 2001

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-3433 (Commission file number)	38-1285128 (I.R.S. Employer Identification No.)

2030 DOW CENTER, MIDLAND, MICHIGAN 48674
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 517-636-1000
Effective April 7, 2001, the area code for Midland, Michigan will change from 517 to 989.

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events.

    The accompanying supplemental consolidated financial statements of The Dow Chemical Company and its subsidiaries (Dow or the Company) have been prepared to give retroactive effect to the merger of the Company and Union Carbide Corporation (Union Carbide) on February 6, 2001, which has been accounted for as a pooling of interests. Accordingly, these supplemental consolidated financial statements include the combined accounts of the Company and Union Carbide for all periods presented. Accounting principles generally accepted in the United States of America proscribe giving effect to a merger or business combination accounted for by the pooling of interests method of accounting in financial statements that do not include the date of consummation. Although these supplemental consolidated financial statements do not extend through the date of consummation, they will become the Company's historical consolidated financial statements after financial statements including the date of consummation are issued.

The Dow Chemical Company and Subsidiaries

Management's Discussion and Analysis of Financial Condition
and Results of Operations

FORWARD-LOOKING INFORMATION

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of The Dow Chemical Company and its subsidiaries (Dow or the Company), which now includes Union Carbide Corporation (Union Carbide). This section covers the current performance and outlook of the Company and each of its operating segments. The forward-looking statements contained in this section and in other parts of this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as more fully discussed elsewhere and in filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company has no obligation to provide revisions to any forward-looking statements should circumstances change.

INTRODUCTORY NOTES TO READERS

  •
  Supplemental Consolidated Financial Statements
  The accompanying supplemental consolidated financial statements of The Dow Chemical Company and its subsidiaries (the Supplemental Financial Statements) have been prepared to give retroactive effect to the merger of The Dow Chemical Company and Union Carbide on February 6, 2001, which has been accounted for as a pooling of interests. Accordingly, the Supplemental Financial Statements include the combined accounts of The Dow Chemical Company and Union Carbide for all periods presented.

  •
  Stock Split
  All references in this section and in the Supplemental Financial Statements to common shares, share prices, per share amounts and stock plans have been retroactively restated for the three-for-one stock split on June 16, 2000 and the merger with Union Carbide, unless otherwise noted. See Notes C and L to the Supplemental Financial Statements.

RESULTS OF OPERATIONS

    Dow's sales for 2000 were $29.5 billion, up 14 percent from $25.9 billion in 1999 and 18 percent from $25.1 billion in 1998. The improvement in sales was driven by increases in both volume and price. Volume improved 5 percent from 1999, while selling prices improved 9 percent (see Sales Price and Volume table on page 8). The Company experienced strong volume growth throughout the year with all operating segments except Chemicals reporting increases. From a geographic standpoint, volume was strong in all areas of the globe. Compared with last year, prices were significantly higher in the basic segments, driven by sharp increases in feedstock and energy costs throughout the year.

    Sales in the United States accounted for 43 percent of total sales in 2000, compared with 44 percent in 1999 and 1998. Sales and other information by operating segment and geographic area are provided in Note R to the Supplemental Financial Statements.

    2000 was a dynamic year for Dow. Continuing the strategic direction of the past few years, the Company completed several acquisitions and alliances, accelerated the implementation of Six Sigma, and continued its investment in research and development and growth initiatives. These actions are expected to significantly contribute to the Company's future earnings growth. Foremost among these is Dow's merger with Union Carbide, which was completed on February 6, 2001, following regulatory approval.

    Heading into 2001, the macroeconomic trends are quite different from those of a year ago. This past year produced very high growth around the world. A slowdown in the United States and the potential impact of slower U.S. growth on the rest of the world economies are concerns for 2001. These concerns, coupled with the current environment of unprecedented increases in feedstock and energy costs in North America and highly volatile feedstock prices globally, give rise to a cautious outlook, at least for the first part of the year. Some recovery is anticipated starting mid-year. While some businesses or regions may continue to see strong demand, only modest overall growth is expected with the uncertain economic environment. The merger with Union Carbide and the realization of integration synergies will be at the forefront of the Company's focus for 2001, along with continued emphasis on cost control and management of working capital.

PERFORMANCE PLASTICS

    Performance Plastics sales increased 9 percent to $7.7 billion in 2000, compared with $7.0 billion in 1999. Sales in 1998 were $6.9 billion. Volume increased 8 percent over 1999, while prices increased slightly. Sales in 1999 reflected a 7 percent volume gain with a 5 percent price decline versus 1998.

    Earnings before Interest, Income Taxes and Minority Interests (EBIT) were $1.0 billion in 2000, compared with $1.6 billion in 1999 and $1.8 billion in 1998. During 2000, EBIT decreased as higher feedstock costs and the negative impact of currency on sales in Europe more than offset volume growth, gains in local currency prices, and the favorable results of Six Sigma efforts. In 1999, volume growth and productivity improvements helped offset the effect of price declines on EBIT. The 2000 results included an unusual charge of $31 million from the UOP LLC joint venture related primarily to losses associated with certain customer contracts coupled with restructuring charges. Results for this segment included favorable litigation settlements related to the licensing business of $50 million in 1999 and $189 million in 1998.

    In 2000, Dow Automotive was formed as the Company's first industry-focused business unit. Sales for this business were up 11 percent versus 1999 due to increased volume from global light vehicle production, especially in North America, which reached an all-time high in 2000. EBIT was down due to higher feedstock costs and increased expenditures for new business growth initiatives.

    Engineering Plastics sales were up 16 percent compared with 1999. Industry demand remained very strong in all geographic areas, with polycarbonate leading the way. Volume increased 13 percent, led by growth in Asia Pacific. Two new product lines were announced in 2000 that will deliver tailored compounds and blends for engineered applications in the information technology, appliance and automotive industries. Prices increased 3 percent, driven by tight supply and increased raw material costs. EBIT improved as volume growth and increased prices outpaced higher feedstock costs.

    Epoxy Products and Intermediates posted an 11 percent increase in sales compared with 1999. Volume increased 9 percent, driven by a 15 percent increase in Asia Pacific. Derakane Momentum epoxy vinyl ester resin was launched in the global composites industry in 2000, with higher than expected industry acceptance. Prices were up 2 percent, with increases reported in most geographic areas. EBIT was down due to higher feedstock costs.

    Fabricated Products sales improved slightly in 2000. Volume increased 5 percent, but prices continued to be under pressure globally and decreased 2 percent. The expanded polystyrene product line from Buna Sow Leuna Olefinverbund (BSL) contributed to the growth of the business. EBIT was down due to higher feedstock costs.

    Licensing sales were up 3 percent compared with 1999. EBIT was down primarily due to unusual items related to UOP LLC in 2000 and favorable litigation settlements in prior years.

    Polyurethane sales were up 8 percent in 2000 versus the prior year. Volume increased 10 percent, driven primarily by Dow's acquisition of two North American system house formulators, Flexible

Products Company and General Latex, and by continued growth in Asia Pacific. Prices decreased 2 percent, as capacity expansion within the industry in 2000 resulted in a difficult pricing environment. EBIT was down due to higher feedstock costs.

    Wire and Cable sales were up 12 percent versus 1999. Volume increased 3 percent, led by strong volumes in the first half of the year, and prices increased 9 percent. EBIT was down due to higher feedstock costs.

Outlook for 2001

    The Performance Plastics segment expects improved profitability in 2001, primarily led by volume growth in areas outside of North America, price stability and lower feedstock costs.

    Sales volume growth for Dow Automotive is expected to continue in 2001, as stronger sales in Europe and Latin America reduce the impact of the projected softening in the North American automotive industry. In January 2001, the Dow Automotive business acquired the remaining 50 percent of Gurit-Essex AG (see Note C to the Supplemental Financial Statements). Gurit-Essex AG is the largest European supplier of automotive adhesives, sealants and body engineered systems for the automotive OEM and aftermarket.

    Engineering Plastics anticipates continuous growth in 2001 combined with a stable price environment. Some new industry capacity built in 2000 will come on stream in 2001 and will improve the very tight supply position, specifically in polycarbonate. Overall demand will continue to be driven by consumption in high-growth industries like the electronics and information technology industries, as well as the growth of traditional applications in emerging geographies.

    Epoxy Products and Intermediates anticipates continued volume growth, led by Asia Pacific and Latin America, and continued price recovery in 2001.

    Volume growth and stable pricing are expected to deliver higher sales for the Fabricated Products business in 2001. The continued recovery of markets in Asia Pacific, including Japan, will contribute to higher volumes. Production facility conversions in Europe to allow the use of alternative blowing agents will be completed in 2001, meeting environmental legislation requirements.

    Polyurethane sales are expected to improve in 2001 on price increases driven by higher feedstock costs and volume growth in Asia Pacific and Latin America. In 2000, Dow added new capacity for propylene oxide in Freeport, Texas, and Plaquemine, Louisiana.

    Wire and Cable sales are also expected to be above 2000, led by higher prices.

PERFORMANCE CHEMICALS

    Performance Chemicals sales were $5.3 billion in 2000, compared with $5.0 billion in 1999 and $4.9 billion in 1998. Volume grew 6 percent, while prices were flat compared with 1999. The increase in volume included the full-year impact of the addition of ANGUS Chemical Company and the start-up of a new acrylic acid plant at BSL. Substantial volume growth was recorded in all geographic areas, with significant gains in Europe and Asia Pacific. Sales in 1999 reflected a 7 percent volume gain and a 5 percent price decline versus 1998.

    EBIT in 2000 was $536 million versus $805 million in 1999 and $744 million in 1998. EBIT decreased in 2000 as margins were depressed by sharp increases in feedstock and energy costs. These increases were only partially offset by strong volume and continued productivity improvements. EBIT in 1999 increased as higher volume and productivity savings more than offset the impact of price declines.

    Emulsion Polymers posted an 8 percent increase in sales versus the prior year. Volume increased 9 percent due to strong global demand for carpet and coated paper. Prices declined 1 percent. EBIT was down from last year due to significantly higher styrene monomer costs. In the second quarter of 2000, Penford Corporation licensed its patented starch copolymer technology to Dow for coated paper and other applications. This agreement will enhance Dow's ability to develop new products and applications for the global paper industry.

    Oxide Derivatives sales were up 5 percent compared with 1999. Industry demand was strong in all geographic areas, led by glycol ethers and alkanolamines. Volume increased 4 percent, with double-digit growth in Europe and Asia Pacific. Prices increased 1 percent. EBIT declined due to the sharp increase in feedstock and energy costs.

    UCAR™ Emulsion Systems sales were up 7 percent over 1999 as volume increased 6 percent, reflecting global demand in architectural coatings and related construction materials. Slowing demand for paints in North America in the second half of the year was offset by the sale of new emulsions in industrial applications. EBIT was down due to higher raw material costs.

    Specialty Polymers sales increased 3 percent compared with 1999. Volume increased 2 percent and prices increased 1 percent versus 1999. The increase in volume was primarily driven by the start-up of a new acrylic acid plant at BSL and very strong demand for FilmTec membranes. EBIT declined in 2000 due to start-up costs for the acrylic acid plant and difficult competitive conditions for superabsorbent polymers and solution vinyl resins.

    Industrial Chemicals sales were up 4 percent in 2000 versus the prior year. Volume increased 6 percent, while prices decreased 2 percent. The increase in volume included the full-year impact of the addition of the biocides business from ANGUS Chemical. Prices declined due to competitive pressures in surfactants and Versene chelating agents. EBIT was down due to higher feedstock and energy costs. Dow acquired Shell Chemicals' polyglycol lubricant business in the first quarter of 2000, giving Dow rights to complementary product and application technology, and added market access in the area of polyglycol synthetic lubricant raw materials for industrial and textile applications.

    Water Soluble Polymers sales were down 5 percent compared with 1999. Volume decreased 3 percent and prices declined 2 percent. EBIT declined slightly in 2000 due primarily to lower selling prices.

    Dow's Contract Manufacturing Services business entered into several new alliances during 2000. Dow and Diversa Corporation entered into an agreement in the fourth quarter of 2000 to jointly market their respective abilities to develop and produce chiral compounds for pharmaceuticals and other fine chemicals. In December 2000, Dow and Alchemia entered into a research and manufacturing alliance to develop manufacturing capabilities for carbohydrate-based pharmaceuticals and nutraceuticals.

Outlook for 2001

    Performance Chemicals expects continued growth in 2001 due to increased demand and capacity additions at a number of the segment's operating facilities. However, challenging industry conditions due to volatile feedstock costs and a highly competitive environment will continue to be a concern.

    Capacity additions are planned as follows: FilmTec Corporation will complete a 70 percent capacity expansion at its Minneapolis, Minnesota, site during 2001; Dow announced plans to expand capacity for Methocel cellulose ethers in Plaquemine, Louisiana, during 2001, and Stade, Germany, during 2002; and Emulsion Polymers has announced capacity expansions in Europe, Latin America and Asia Pacific to meet the growing demand for styrene-butadiene latex in the coated paper, carpet and specialty businesses. Additionally, OPTIMAL Chemicals (Malaysia) Sdn Bhd, one of three Malaysian-based joint ventures with Petroliam Nasional Berhad that forms the OPTIMAL Group, is building facilities for the production of acrylates, ethanolamines, ethoxylates, and glycol ethers. These facilities are scheduled to start up late in 2001.

AGRICULTURAL PRODUCTS

    Sales of Agricultural Products for 2000 were $2.3 billion, flat compared with 1999, and down from $2.4 billion in 1998. Volume increased 5 percent versus 1999, but was offset by a decline in prices, which included the negative impact of currency in Europe. The volume increase reflects a shift in product mix from older, established products and reduced sales of chlorpyrifos in urban applications, to newer product lines including Sentricon TERMITE COLONY ELIMINATION SYSTEM; Tracer Naturalyte insect control products; FirstRate, Strongarm and glyphosate herbicides; and Fortress fungicide. Additionally, volume was increased by two acquisitions in November 2000. Sales in 1999 reflected a price decline of 3 percent on flat volume, compared with 1998.

    EBIT was $212 million in 2000 versus $219 million last year, excluding 1999 unusual items. Unusual items in 1999 of $94 million were related to a cost reduction and business restructuring program (see Note B to the Supplemental Financial Statements). The reorganization of Dow AgroSciences, which is expected to be completed in 2001, resulted in a cost reduction of $35 million in 2000, and will continue to have a favorable impact on operating costs in the future. Excluding unusual items, EBIT in 1999 was up 42 percent from $154 million in 1998. Unusual items in 1998 totaled $363 million and included charges for purchased in-process research and development related to acquisitions (see Note B to the Supplemental Financial Statements). The improvement in EBIT in 1999 was primarily due to increased sales of new, higher-margin products and productivity improvements.

    In 2000, agricultural commodity prices approached 30-year lows, reducing farmers' willingness and ability to buy chemicals to protect increasingly devalued crops. Also, despite consumer concerns, grower acceptance of genetically enhanced crops has been faster than expected in some geographies, reducing reliance on traditional crop-protection chemicals. Industry-wide consolidations further increased competition in the agricultural industry in 2000. There was also significant consolidation activity among U.S.-based agricultural product distributors.

    In 2000, the U.S. Environmental Protection Agency announced restrictions on the uses of chlorpyrifos in urban applications. Dow AgroSciences announced a voluntary cancellation of most in-and-around-the-home uses of chlorpyrifos in North America, including use of the product as a full-barrier termiticide treatment in existing residential structures.

    Three acquisitions were completed during 2000. In July, Dow AgroSciences acquired Empresa Brasileira de Sementes, expanding the Company's seed business in Brazil. In November, Zeneca Limited's acetochlor herbicide product line and assets of Cargill Hybrid Seeds were acquired. Acetochlor is a leading herbicide used by farmers around the world to control grasses and small-seeded broadleaf weeds in corn and other crops. The assets of Cargill Hybrid Seeds will be integrated into Mycogen, a wholly owned subsidiary of the Company, to form a larger and more efficient platform from which to launch biotechnology products.

    During 2000, Dow AgroSciences expanded its manufacturing capacity to produce spinosad insect control products in Harbor Beach, Michigan, and its capacity to produce Telone soil fumigant in Freeport, Texas.

Outlook for 2001

    No significant improvement in agricultural commodity prices is anticipated in 2001, and the industry is expected to become increasingly competitive as consolidations within the industry continue.

    Dow AgroSciences is projecting continued strong growth in 2001 for its newer products. The acquisitions completed in 2000 will be fully integrated with existing operations in 2001 and are expected to result in increased sales. Improving economic conditions in Latin America, along with the anticipated strengthening of the Euro, are expected to increase profitability during the year.

PLASTICS

    Plastics reported sales of $7.1 billion in 2000, up 23 percent from 1999, with volume growth of 8 percent and price improvement of 15 percent. The most significant increases occurred in the first half of the year. Sales in 1999 were $5.8 billion, up from $4.9 billion in 1998, as volume increased 14 percent and prices improved 3 percent.

    EBIT increased 68 percent in 2000 to $945 million due to higher sales prices and stronger equity company earnings, despite abnormally high feedstock and energy costs and the downturn in volume and prices in the second half of the year. EBIT in 1999 was $564 million, up from $525 million in 1998 as stronger volume offset higher feedstock costs.

    Polyethylene sales increased 17 percent in 2000. Volume grew 7 percent, while prices improved 10 percent with increases in all geographic areas. After strong demand in the first quarter, there was a marked slowdown beginning mid-year as customers reduced inventories, putting downward pressure on prices. Despite this price erosion and the surging feedstock and energy costs, the Polyethylene business posted a substantially higher EBIT in 2000 compared with 1999 due to higher prices and significantly better performance by EQUATE Petrochemical Company K.S.C. and Polimeri Europa S.r.l., joint ventures. In December 2000, Dow started up a new solution polyethylene plant in Bahia Blanca, Argentina, to meet the strong demand for polyethylene resins in Latin America. Dow now has the capability to produce solution polyethylene products via Insite Technology in all geographic areas. Dow also started up a new gas phase polyethylene plant in Alberta, Canada during the second half of 2000.

    Polystyrene sales increased 31 percent compared with 1999. Prices rose significantly in the first half of 2000, driven by rising feedstock and benzene costs, and a tight supply of styrene monomer due to significant plant turnarounds in the industry in the second quarter. Volume was down slightly for the year due to limited availability of styrene in the first half and soft industry demand in the second half. The introduction of Styron A-Tech advanced technology resins progressed well in 2000, with nine new products launched. EBIT increased substantially over 1999 as price increases, expense reductions and the favorable impact of Six Sigma efforts more than offset higher feedstock costs.

    Polypropylene sales improved 34 percent in 2000, with a 12 percent increase in volume. Prices followed increases in propylene costs and peaked in the second and third quarters. Capacity utilization within the industry dropped in the United States and Europe as new units began production and demand growth slowed. In the fourth quarter of 2000, Dow started up a polypropylene plant in Freeport, Texas. The Polypropylene business launched its first commercial product in the Inspire performance polymer product line in mid-2000. This differentiated polymer targets the blown-films business. Future products in this line will target other non-traditional polypropylene businesses.

    In the fourth quarter of 2000, Dow and Mitsui Chemicals, Inc. announced a joint development program under which Mitsui will develop markets in Japan for ethylene styrene interpolymers (ESI), a new and novel family of thermoplastic polymers made using Insite Technology.

OUTLOOK FOR 2001

    Volume increases are expected in the Plastics segment for 2001 and, given the highly competitive environment and fluctuating feedstock and energy costs, prices will likely be volatile. Consolidations within the polyethylene industry are expected to continue. The Latin American polystyrene industry will be highly competitive as new capacity comes on line from several industry players. Dow expects to complete the modernization of its polystyrene facility in Brazil, with new capacity coming on line in the fourth quarter. Capacity utilization of polypropylene units is expected to rise, as demand growth continues and no new capacity expansions within the industry are planned after mid-year 2001.

CHEMICALS

    Chemicals sales were $4.1 billion in 2000, compared with $3.6 billion in 1999 and 1998. Prices increased 18 percent versus 1999, primarily due to increases in vinyl chloride monomer (VCM); organic intermediates, solvents, and monomers (OISM); and ethylene oxide and ethylene glycol (EO/EG) prices. Volume was down 4 percent in the year. In 1999, prices decreased 6 percent while volume increased 5 percent. Excluding the impact of the shutdown of the magnesium business in 1998, volume was up 8 percent in 1999.

    EBIT was $422 million in 2000, up from $292 million in 1999, primarily due to higher VCM, EO/EG, ethylene dichloride (EDC) and caustic soda prices, partially offset by higher feedstock and energy costs. EBIT in 1999 was up from $244 million in 1998 (excluding unusual items) due to increased operational reliability and the absence of the magnesium business. Unusual items of $168 million in 1998 included a write-off related to the shutdown of the magnesium business and environmental remediation costs.

    Prices for EO/EG increased over 1999, while volume fell. Prices and product mix improved to offset the rising energy and ethylene costs in North America.

    Chlorinated organics volume, although solid throughout 2000, was relatively flat versus 1999. A decline in demand in Asia Pacific, as well as planned plant shutdowns for maintenance, limited volume growth.

    Volume was down modestly in OISM as price increases followed increases in hydrocarbon and energy costs.

    Favorable polyvinyl chloride (PVC) supply/demand balances in the first half of 2000 pushed both EDC and VCM pricing and volume to peak historical levels in June. Slower demand and lower prices later in the year resulted in significant reductions in VCM and chlor-alkali operating rates in the second half of 2000.

    Chlorine prices continued to increase in the first half of 2000, but finished the year on a downward trend. Caustic soda pricing began a steady decline at the end of the first quarter and bottomed in the third quarter. A shortage of caustic soda caused by the lower operating rates resulted in a rebound in prices in the fourth quarter. At the end of the year, prices were on an upward trend for caustic soda and a downward trend for chlorine.

    In 2000, Dow added new chlor-alkali capacity in Freeport, Texas, to support chlorine derivative growth.

Outlook for 2001

    The Chemicals segment is anticipating a challenging year in 2001, with higher hydrocarbon and energy costs amid a slowing economy. Caustic soda prices are expected to increase throughout the year until a significant rebound in chlor-alkali operating rates, driven by increasing demand in key chlorine derivative industries, occurs.

    For EO/EG, prices are expected to be flat, with volume up slightly over 2000. Expanding capacities will continue to create a challenging competitive environment for EO.

    OPTIMAL Glycols (Malaysia) Sdn Bhd, one of three Malaysian-based joint ventures that form the OPTIMAL Group, is building an ethylene glycol facility, which is scheduled to start up in the second half of 2001. Additionally, OPTIMAL Chemicals (Malaysia) Sdn Bhd is building facilities for the production of butyl acetate and butanol. These facilities are scheduled to start up late in 2001.

    Economic slowdowns in North America and Europe are expected to reduce demand for both EDC and VCM in the first half of 2001. Low year-end 2000 inventory levels and higher than normal hydrocarbon feedstock and energy costs are expected to keep EDC and VCM pricing from reaching bottom-of-the-cycle levels. A capacity expansion for VCM is expected to start up in fourth quarter 2001 in Oyster Creek, Texas.

HYDROCARBONS AND ENERGY

    Hydrocarbons and Energy sales were $2.6 billion in 2000, compared with $1.7 billion in 1999 and $1.5 billion in 1998. Compared with 1999, prices increased 46 percent while volume grew 6 percent. The strong increase in selling prices reflected rapid price improvements that started in the second half of 1999. Driven by sharp increases in the cost of crude oil and related hydrocarbon feedstocks, sales prices continued upward during the first half of 2000 and declined at year-end as the supply/demand situation became more balanced. In 1999, this segment experienced a 10 percent increase in prices and a 5 percent increase in volume versus 1998.

    The Hydrocarbons and Energy business transfers materials to Dow's derivative businesses at cost. EBIT was $136 million in 2000 versus $8 million in 1999 and $(11) million in 1998. EBIT in 2000 included a pretax gain of $98 million on the sale of the Cochin pipeline system (see Note C to the Supplemental Financial Statements).

    Compared with 1999, the Company's cost of feedstock and energy materials in 2000 increased $3.1 billion, more than 50 percent, due to price. Crude oil prices have continued to rise over the past two years, from $11 per barrel in December 1998 to more than $34 per barrel during the third quarter of 2000, before falling back to $30 per barrel in December. Low natural gas storage levels caused the average price for natural gas on the U.S. Gulf Coast to increase from $2.50 per million Btu to approximately $10 per million Btu at the end of the year, which in turn pushed ethane prices to historical highs. European energy purchase prices, however, were substantially below U.S. levels due to the effects of deregulation and contractual ties to crude oil. The impact of these cost increases on Dow's overall costs was mitigated through effective hedging and other feedstock management efforts.

    In the first quarter of 2000, an incremental expansion at the Freeport, Texas, light-hydrocarbon plant was completed. With the consolidation of BSL in June 2000, hydrocarbon capacity was expanded by the addition of an ethylene cracker and plants to produce benzene and butadiene. New ethylene capacity was added in the second half of 2000 in Alberta, Canada.

Outlook for 2001

    Crude oil and feedstock prices are expected to be slightly below 2000 average levels. Dow's overall energy costs for 2001 are expected to increase, driven by high natural gas prices in North America.

    The global supply of ethylene is expected to be greater than demand due to plant start-ups in North America and the Middle East in 2000 and 2001. Styrene prices are expected to be at a low point in the first quarter of 2001 and rise throughout the year. Propylene prices are expected to be flat compared with 2000.

    In the fourth quarter of 2000, Dow's joint venture with Repsol-YPF and Petrobras completed construction of a natural gas fractionator to process and store natural gas derivatives in Bahia Blanca, Argentina. The plant started production in March 2001. Dow began production at a new light-hydrocarbon cracker in Bahia Blanca, Argentina, in the first quarter of 2001, to be fed with ethane from the natural gas fractionator. In addition, an expansion of the Company's ethylene complex in Terneuzen, The Netherlands, is planned for the fourth quarter of 2001. OPTIMAL Olefins (Malaysia) Sdn Bhd, one of three Malaysian-based ventures that form the OPTIMAL Group, is building an ethane/propane cracker, which is scheduled to start up in the second half of 2001.

UNALLOCATED AND OTHER

    Sales were $325 million in 2000, $352 million in 1999 and $776 million in 1998. Sales in 2000 were down due to the reassignment of Safripol results to the Plastics segment after Dow obtained full ownership during 1999. Sales decreased in 1999 versus 1998 primarily due to the divestiture of Radian International LLC and the reassignment of Safripol results.

    EBIT was $(175) million in 2000, compared with $(350) million in 1999 and $149 million in 1998. Included in these results are research and other expenses related to developmental activities in Growth Platforms, overhead and other cost variances not allocated to the operating segments, results of insurance and finance company operations, sales of financial assets, and the results of several small diversified businesses acquired through Dow's acquisition of Sentrachem Limited. EBIT in 2000 increased as lower stock-based compensation expenses, gains on sales of financial assets, and positive variances from budgets for overhead expenses were partially offset by the recognition of the anticipated loss on the disposition of certain businesses (required for regulatory approval of Dow's merger with Union Carbide), merger-related expenses, and less favorable insurance and finance company results. EBIT in 1999 decreased significantly versus 1998, primarily due to a pretax gain of $816 million on the sale of DowBrands in 1998 that was partially offset by asset write-downs and other special charges (primarily severance costs) totaling $357 million (see Notes B and C to the Supplemental Financial Statements).

Sales Price and Volume

	2000			1999			1998
Percent change from prior year
	Price	Volume	Total	Price	Volume	Total	Price	Volume	Total
Operating Segments:
Performance Plastics	1%	8%	9%	(5)%	7%	2%	(4)%	—	(4)%
Performance Chemicals	—	6	6	(5)	7	2	(4)	5%	1
Agricultural Products	(4)	5	1	(3)	—	(3)	(2)	13	11
Plastics	15	8	23	3	14	17	(14)	2	(12)
Chemicals	18	(4)	14	(6)	5	(1)	(14)	(3)	(17)
Hydrocarbons and Energy	46	6	52	10	5	15	(19)	(12)	(31)

All Segments	9%	5%	14%	(3)%	6%	3%	(9)%	—	(9)%

Geographic Areas:
United States	9%	4%	13%	(3)%	5%	2%	(7)%	(7)%	(14)%
Europe	8	6	14	(5)	7	2	(11)	13	2
Rest of World	11	7	18	(3)	9	6	(12)	2	(10)

All Areas	9%	5%	14%	(3)%	6%	3%	(9)%	—	(9)%

Price includes the impact of currency.

COMPANY SUMMARY

Earnings before Interest, Income Taxes and Minority Interests (EBIT)

    EBIT for the Company was $3.1 billion in 2000, compared with $3.0 billion in 1999 and $3.1 billion in 1998. Excluding unusual items, EBIT for 2000 was up 2 percent from 1999 as increased selling prices, strong volume gains, improved contributions from joint ventures around the world, and the favorable impact of currency on costs more than offset a greater than 50 percent increase in feedstock and energy costs. These results demonstrate the value of Dow's diverse business portfolio and geographic presence. EBIT in 2000 was reduced $20 million by the net impact of several unusual items. These items included a pretax gain of $98 million on the sale of the Cochin pipeline system, offset by purchased in-process research and development (IPR&D) costs of $6 million related to the acquisition of Flexible Products, recognition of the anticipated loss on the disposition of certain businesses required for regulatory approval of Dow's merger with Union Carbide, and an unusual charge of $31 million from UOP LLC related primarily to losses associated with certain customer contracts coupled with restructuring charges.

    EBIT in 1999 was reduced by the net impact of three unusual items: favorable litigation settlements totaling $50 million related to the licensing business, IPR&D costs of $6 million associated with the acquisition of ANGUS Chemical, and a special charge of $94 million for a cost reduction and business restructuring program at Dow AgroSciences. EBIT in 1998 included the impact of several unusual items: a pretax gain of $816 million on the sale of DowBrands, a pretax gain of $189 million for two favorable litigation settlements related to the UNIPOL™ Systems licensing business, IPR&D costs of $349 million, special charges of $458 million, environmental remediation costs of $120 million, and losses of $53 million associated with Aspell Polymeres SNC, a Union Carbide joint venture in France. See Note B to the Supplemental Financial Statements for a discussion of IPR&D costs and special charges.

    Gross margin for 2000 decreased $156 million versus 1999, as higher feedstock and energy costs of $3.1 billion more than offset increased selling prices and volume growth. Gross margin for 1999 was down $147 million compared with 1998, as volume growth and cost reductions were offset by the negative impact of lower selling prices of $965 million and higher hydrocarbon and energy costs of $760 million.

Operating Costs and Expenses

Cost components as a percent of total	2000	1999	1998
Hydrocarbons and energy	34%	26%	22%
Salaries, wages and employee benefits	14	18	19
Maintenance	4	4	4
Depreciation	6	6	7
Supplies, services and other raw materials	42	46	48

Total	100%	100%	100%

    Dow's global plant operating rate was 86 percent of capacity in 2000 versus 88 percent in 1999 and 84 percent in 1998. Depreciation expense was $1.55 billion in 2000, $1.52 billion in 1999 and $1.56 billion in 1998.

    Operating expenses (research and development, and selling, general and administrative expenses) were $2.94 billion in 2000, compared with $2.85 billion in 1999. The increase reflects the Company's support of new business growth initiatives and recent acquisitions. Excluding growth initiatives and acquisitions, operating expenses were down 3 percent from last year. Operating expenses in 1998 were $2.99 billion.

    Research and development expenses were $1.12 billion in 2000, up 4 percent from $1.08 billion in 1999 and 9 percent from $1.03 billion in 1998, reflecting the Company's ongoing investment in biotechnology research and other growth initiatives. This upward trend is expected to continue as the Company implements its strategy for growth.

    Selling, general and administrative expenses of $1.83 billion for 2000 were up 3 percent from $1.78 billion in 1999, but down 7 percent from $1.96 billion in 1998. Selling, general and administrative expenses represented 6 percent of sales in 2000, 7 percent in 1999 and 8 percent in 1998.

    Dow's share of the earnings of nonconsolidated affiliates in 2000 amounted to $354 million, up from $95 million in 1999 and $31 million in 1998. The increase reflects improved earnings in several of the Company's joint ventures around the world, including strong performance by several plastics joint ventures in Asia Pacific and Latin America, improved results from several hydrocarbons joint ventures in North America, final resolution of BSL matters related to the reconstruction period, and significantly better performance by Union Carbide joint ventures in Kuwait and Europe. Through May 2000, equity earnings included the Company's share of the financial results of BSL during the reconstruction period. On June 1, 2000, BSL became a wholly owned subsidiary of the Company, after which the financial results of BSL were fully consolidated (see Note C to the Supplemental Financial Statements). From the first quarter of 1995 through the third quarter of 2000, the Company recorded and reserved its share of equity earnings in Dow Corning due to Dow Corning's filing for bankruptcy protection under Chapter 11 and the uncertainty of the recovery of that asset. Beginning in the fourth quarter of 2000, the Company is no longer reserving its share of Dow Corning's earnings. See Note P to the Supplemental Financial Statements for further discussion of Dow Corning's breast implant litigation.

    Sundry income represents a variety of income and expense items, including the gain or loss on foreign currency exchange, and gains and losses on sales of investments and assets. Prior to 2000, sundry income also included some royalty income. Beginning in 2000, all royalty income was included in net sales. Sundry income for 2000 was $352 million, compared with $329 million in 1999 and $1.1 billion in 1998, which included a pretax gain of $816 million on the sale of DowBrands and a pretax gain of $189 million for two favorable litigation settlements related to the licensing business.

    Personnel count was 53,289 at December 31, 2000, 51,012 at the end of 1999 and 50,656 at the end of 1998. The increase in 2000 over 1999 resulted from the addition of new employees acquired through several acquisitions, most notably the consolidation of BSL in June 2000, which added approximately 2,400 employees. The increase in personnel count in 1999 over 1998 occurred late in the year with the addition of approximately 500 employees from the acquisition of ANGUS Chemical.

Net Income

    Net income available for common stockholders in 2000 was $1.7 billion or $1.85 per share, compared with $1.6 billion or $1.82 per share in 1999 and $1.7 billion or $1.89 per share in 1998. Results for 2000 included a pretax gain of $98 million on the sale of the Cochin pipeline system, offset by IPR&D costs related to the acquisition of Flexible Products, an unusual charge from UOP LLC related primarily to losses associated with certain customer contracts coupled with restructuring charges, and recognition of the anticipated loss on the disposition of certain businesses required for regulatory approval of Dow's merger with Union Carbide.

    The following table summarizes the impact of unusual items on diluted earnings per common share:

	2000	1999	1998
Impact of divestitures, IPR&D and other unusual items	$(0.02)	—	—
Impact of special charge, IPR&D and litigation settlements	—	$(0.03)	—
Impact of cumulative effect of change in accounting principle	—	(0.02)	—
Impact of sale of DowBrands, IPR&D, litigation settlements and other unusual charges	—	—	$0.01
Earnings excluding unusual items	1.87	1.87	1.88

Earnings per common share—diluted	$1.85	$1.82	$1.89

    Interest income in 2000 was $146 million, compared with $132 million in 1999 and $149 million in 1998. Interest income in 2000 included $18 million related to Union Carbide tax refunds. Excluding this amount, the continued decline in interest income reflects a decrease in short-term investments, resulting from the Company's use of cash for acquisitions. Significant acquisitions are discussed in Note C to the Supplemental Financial Statements.

    Interest expense (net of capitalized interest) and amortization of debt discount were $665 million in 2000, compared with $564 million in 1999 and $607 million in 1998. Interest expense was up versus last year due to an increase in total debt and an increase in short-term interest rates. Interest expense was down in 1999 from 1998 due principally to lower average levels of short-term borrowings resulting from the use of proceeds from the issuance of preferred securities of a subsidiary to reduce commercial paper (see Note K to the Supplemental Financial Statements).

    The provision for income taxes was $839 million in 2000 versus $874 million in 1999 and $902 million in 1998. Dow's overall effective tax rate for 2000 was 32.4 percent, compared with 33.7 percent for 1999 and 34.2 percent for 1998. U.S. and other tax law and rate changes during the year did not have a material impact on Dow, except in Germany. The underlying factors affecting Dow's overall effective tax rates are summarized in Note D to the Supplemental Financial Statements.

    Minority interests' share of net income in 2000 was $72 million, relatively flat with $74 million in 1999, and up from $20 million in 1998. The increase in minority interest for 1999 over 1998 included increased earnings for Estireno do Nordeste S.A., the preferred dividends of a newly formed consolidated foreign subsidiary of the Company, and the impact of completing the acquisition of Mycogen (see Notes C and K to the Supplemental Financial Statements).

Liquidity and Capital Resources

    Operating activities provided $1.7 billion in cash in 2000, compared with $3.6 billion in 1999 and $3.9 billion in 1998 (see Supplemental Consolidated Statements of Cash Flows). Three primary factors caused the decrease in cash provided by operating activities in 2000: increases in accounts receivable balances, increases in inventory balances and the consolidation of BSL. Accounts receivable increased in 2000 due to higher sales. The year-over-year increase in accounts receivable was also affected by higher sales of U.S. trade receivables at year-end 1999. Inventory balances at December 31, 2000 increased due to higher feedstock costs and a slowdown in sales volume late in the fourth quarter, compared with 1999 year-end inventory balances that were lower due to increased customer demand late in the year. The consolidation of BSL and other acquisitions in 2000 resulted in a large impact on the change in other assets and liabilities affecting cash.

    For 2000, additional cash of $1.5 billion was generated by sales of available-for-sale securities in excess of purchases of similar securities. Additional cash was provided in 1999 by the issuance of $500 million in preferred securities by a newly formed consolidated foreign subsidiary, a 30-year debenture issuance of $1 billion, the sale of 10.5 million shares of common stock for $431 million, a 10-year debenture issuance of $250 million, and the sale of U.S. trade receivables totaling $200 million late in the fourth quarter.

    Cash was used in 2000 for acquisitions (including Flexible Products, General Latex, the remaining 20 percent of BSL, and certain assets of Zeneca Limited and Cargill Hybrid Seeds), to reduce long-term debt, to pay dividends, for investments in nonconsolidated affiliates (including investments in OPTIMAL Group, a Malaysian joint venture), and for capital expenditures and other normal business activities. Cash was used in 1999 to acquire ANGUS Chemical, to reduce debt, to repurchase shares of the Company's common stock, to exercise Schlumberger Ltd. warrants, to pay dividends, and for capital expenditures and other normal business activities.

    Total working capital at year-end was $1.2 billion versus $2.8 billion at the end of 1999. Cash, cash equivalents, marketable securities and interest-bearing deposits decreased $907 million in 2000 due primarily to the use of funds for acquisitions. Inventories and trade receivables increased $954 million. Days-sales-in-inventory for 2000 were 74 days, up from 69 days in 1999. Days-sales-outstanding-in-receivables were 45 days in 2000 and 47 days in 1999. At December 31, 2000, goodwill was $1.9 billion, a net increase of $45 million from year-end 1999.

    Short-term borrowings of $2.5 billion at December 31, 2000 were up from $1.5 billion at year-end 1999 due to an increase in commercial paper to fund acquisitions and support working capital. Long-term debt due within one year was $318 million, down $25 million from year-end 1999. Long-term debt due in 2001 will be funded by operating cash flows.

    Long-term debt at year-end was $6.6 billion, down from $6.9 billion at year-end 1999. During the year, $401 million of new long-term debt was incurred and $562 million of long-term debt was retired.

    Total debt was $9.5 billion at year-end compared with $8.7 billion at December 31, 1999. Net debt, which equals total debt less cash, cash equivalents, marketable securities and interest-bearing deposits, was $9 billion at December 31, 2000, up from $7.4 billion last year due to the use of funds for acquisitions. Debt as a percent of total capitalization was 42.5 percent at the end of 2000, compared with 42.2 percent at year-end 1999.

    In anticipation of the merger with Union Carbide, the Company's authorizations to repurchase Dow stock were terminated by the Board of Directors on August 3, 1999. Prior to the terminations and under Board of Directors authorizations, the Company repurchased 12.8 million shares of its outstanding common stock in 1999 and 34.1 million common shares in 1998. In December 1999, the Company sold 10.5 million shares of common stock held in treasury in the open market to facilitate the accounting treatment of the merger with Union Carbide as a pooling of interests, which was a condition to the completion of the merger (see Note L to the Supplemental Financial Statements).

    At December 31, 2000, the Company had unused and available credit facilities with various U.S. and foreign banks totaling $4.1 billion in support of its working capital requirements and commercial paper borrowings, $1 billion of which has subsequently been cancelled. Additional unused credit facilities totaling $1.1 billion were available for use by foreign subsidiaries. At December 31, 2000, there was a total of $1.7 billion in available SEC registered securities.

Capital Expenditures

    Capital spending for the year was $1.8 billion, down 17 percent from $2.2 billion in 1999 and down 22 percent from $2.3 billion in 1998. The lower capital spending in 2000 reflected the completion of a new ethylene facility built jointly with Nova Chemicals Corporation and a polyethylene project, both of which started up in the second half of the year, in Alberta, Canada. In 2000, approximately 50 percent of the Company's capital expenditures was directed toward additional capacity for new and existing products, compared with 56 percent in 1999. Approximately 13 percent was committed to projects related to environmental protection, safety, loss prevention and industrial hygiene, compared with 9 percent in 1999. The remaining capital was utilized to maintain the Company's existing asset base, including projects related to productivity improvements, energy conservation and facilities support.

    Major projects underway during 2000 included a new polypropylene plant and expansions of production facilities for chlorine and caustic soda, ethylene, vinyl chloride monomer, and ethylene dichloride in Freeport, Texas. In addition, the new ethylene facility and a polyethylene project were completed and began operations in Alberta, Canada. Because the Company designs and builds most of its capital projects in-house, it had no material capital commitments other than for the purchase of materials from fabricators.

ENVIRONMENTAL MATTERS

Environmental Policies

    Dow is committed to world-class environmental, health and safety (EH&S) performance, as demonstrated by a long-standing commitment to Responsible Care and progress made toward the Company's EH&S Goals for 2005. In 1996, Dow publicly announced its voluntary global EH&S 2005 Goals—ambitious performance targets to measure progress toward sustainable development, including targets to reduce chemical emissions, waste and wastewater by 50 percent. Equally aggressive are Dow's EH&S 2005 Goals to reduce leaks, spills, fires, explosions, work-related injuries and transportation incidents by 90 percent. Dow continues to work aggressively toward attainment of these goals. More information on Dow's performance can be found in Dow's 2000 Public Report and quarterly updates on the Internet at www.dow.com.

    To meet the Company's public commitments, as well as the stringent laws and government regulations related to environmental protection and remediation to which its global operations are subject, Dow has well-defined policies, requirements and management systems. Dow's EH&S Management System (EMS) defines for the businesses "the who, what, when and how" needed to achieve the Company's policies, requirements, performance objectives, leadership expectations and public commitments. EMS is also designed to minimize the long-term cost of environmental protection and to comply with these laws and regulations. Furthermore, EMS is integrated into a company-wide Management System for EH&S, Operations, Quality and Human Resources, including implementation of a new global EH&S Work Process to improve EH&S performance and to ensure ongoing compliance worldwide. It is Dow's stated EH&S policy that all global operations and products meet Dow's requirements or their country's laws and regulations, whichever is more stringent.

    It is also Dow's policy to adhere to a waste management hierarchy that minimizes the impact of wastes and emissions on the environment. First, Dow works to eliminate or minimize the generation of waste and emissions at the source through research, process design, plant operations and maintenance. Second, Dow finds ways to reuse and recycle materials. Finally, unusable or non-recyclable hazardous waste is treated before disposal to eliminate or reduce the hazardous nature and volume of the waste. Treatment may include destruction by chemical, physical, biological or thermal means. Disposal of waste materials in landfills is considered only after all other options have been thoroughly evaluated. Dow has specific requirements for wastes that are transferred to non-Dow facilities.

    Dow believes third-party verification is a cornerstone of world-class EH&S performance and building public trust. Dow sites in Europe, Latin America, Australia and North America have received third-party verification of Dow's compliance with Responsible Care and with outside specifications such as ISO-14001. To date, six European sites have been ISO-14001 certified. In March 1999, three U.S. manufacturing sites and the global headquarters in Midland voluntarily participated in a third-party

Responsible Care Management Systems Verification (MSV) to ensure that Dow has the processes and systems in place to reach the highest standards of EH&S excellence worldwide. Dow's MSV results can be found on the Internet at www.dow.com. Also, in 2000, some Canadian sites successfully completed their second third-party Responsible Care systems and performance assessment in the past five years.

    On February 6, 2001, the merger with Union Carbide was closed and Union Carbide became a wholly owned subsidiary of The Dow Chemical Company. Prior to the merger, Dow and Union Carbide both were Responsible Care companies, committed to the Guiding Principles of Responsible Care, to EH&S performance improvement and to public accountability. Looking forward, Dow and Union Carbide believe their commitments will become only stronger as the full integration of the companies is achieved. The companies will be integrating their leadership, performance improvement goals, EH&S Management Systems and third party verification programs to minimize environmental risks and impacts. The following paragraphs discuss costs related to achieving these goals at both Dow and Union Carbide.

Dow Chemical Environmental Matters (pre-merger)

    Dow accrues the costs of site remediation for its facilities based on current law and existing technologies. In the case of a landfill, Dow recognizes the costs over the useful life of the facility. The nature of such remediation includes the cleanup of soil contamination and the closure of landfills and other waste management facilities. The policies adopted to properly reflect the monetary impacts of environmental matters are discussed in Note A to the Supplemental Financial Statements. To assess the impact on the financial statements, environmental experts review currently available facts to evaluate the probability and scope of potential liabilities. Dedicated Dow joint ventures provide strategic management to identify cost-effective solutions for certain remediation liabilities at Dow's U.S. manufacturing locations. Inherent uncertainties exist in such evaluations primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and evolving technologies for handling site remediation and restoration. These liabilities are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available. Dow is named as a potentially responsible party (PRP) under federal or state Superfund statutes at approximately 25 active sites. Dow readily cooperates in remediation where the Company's liability is clear, thereby minimizing legal and administrative costs. This approach, coupled with Dow's long-standing preference for on-site waste treatment, has minimized the number of Superfund sites in which Dow is involved.

    Because current law imposes joint and several liability upon each party at a Superfund site, Dow has evaluated its potential liability in light of the number of other companies that have also been named PRPs at each site, the estimated apportionment of costs among all PRPs, and the financial ability and commitment of each to pay its expected share. Management's estimate of the Company's remaining liability for the remediation of Superfund sites at December 31, 2000 was $9 million, which has been accrued, although the ultimate cost with respect to these sites could exceed that amount. In addition, receivables of $13 million for probable recoveries from other PRPs have been recorded related to Superfund sites. In addition to Superfund-related liability, Dow had an accrued liability of $316 million as of December 31, 2000 related to the remediation of current or former Dow-owned sites. The Company has not recorded as a receivable any third-party recovery related to these sites. In November 1999, Dow filed a lawsuit against several of its insurers seeking recovery of remediation costs at certain current or former Dow-owned sites.

Union Carbide Environmental Matters (pre-merger)

    Union Carbide, like other companies in the U.S., periodically receives notices from the U.S. Environmental Protection Agency and from state environmental agencies, as well as claims from other companies, alleging that Union Carbide is a PRP under the Comprehensive Environmental Response,

Compensation and Liability Act and equivalent state laws (hereafter referred to collectively as "Superfund") for past and future cleanup costs at hazardous waste sites at which Union Carbide is alleged to have disposed of, or arranged for treatment or disposal of, hazardous substances. Union Carbide is also undertaking environmental investigation and remediation projects at hazardous waste sites located on property currently and formerly owned by Union Carbide pursuant to Superfund, as well as to the Resource Conservation and Recovery Act and equivalent state laws. There are approximately 105 hazardous waste sites at which management believes it is probable or reasonably possible that Union Carbide will incur liability for investigation and/or remediation costs. Union Carbide has established accruals for those hazardous waste sites where it is probable that a loss has been incurred and the amount of the loss can reasonably be estimated. The reliability and precision of the loss estimates are affected by numerous factors, such as the stage of site evaluation, the allocation of responsibility among PRPs and the assertion of additional claims. Union Carbide adjusts its accruals as new remediation requirements are defined, as information becomes available permitting reasonable estimates to be made, and to reflect new and changing facts. At December 31, 2000, Union Carbide's accruals for environmental remediation totaled $183 million. Approximately 40 percent of the accrual pertains to estimated future expenditures for site investigation and cleanup, and approximately 60 percent pertains to estimated future expenditures for closure and postclosure activities.

    Estimates of future costs of environmental protection are necessarily imprecise, due to numerous uncertainties. These include the impact of new laws and regulations, the availability and application of new and diverse technologies, the identification of new hazardous waste sites at which Union Carbide may be a PRP and, in the case of Superfund sites, the ultimate allocation of costs among PRPs and the final determination of the remedial requirements.

Combined Environmental Costs

    In total, the Company's accrued liability for probable environmental remediation and restoration costs was $508 million at December 31, 2000, compared with $576 million at the end of 1999. This is management's best estimate of the costs for remediation and restoration with respect to environmental matters for which the Company has accrued liabilities, although the ultimate cost with respect to these particular matters could range up to twice that amount. It is the opinion of the Company's management that the possibility is remote that costs in excess of those accrued or disclosed will have a material adverse impact on the Company's consolidated financial statements.

    The amounts charged to income on a pretax basis related to environmental remediation totaled $66 million in 2000, $85 million in 1999, and $167 million in 1998. Capital expenditures for environmental protection were $166 million in 2000, $147 million in 1999, and $129 million in 1998.

OTHER MATTERS

Euro Conversion

    On January 1, 1999, the Euro was adopted as the national currency of 11 European Union member nations. During a three-year transition period, the Euro is being used as a non-cash transactional currency. The Company began conducting business in the Euro on January 1, 1999. Effective January 1, 2001, the Company has completed its change of functional currencies for its subsidiaries operating in the participating member nations from the national currency to the Euro. The conversion to the Euro has not had an operational impact on the Company or an impact on the results of operations, financial position, or liquidity of its European businesses.

Subsequent Events

    On January 10, 2001, Dow acquired the 50 percent interest in Gurit-Essex AG that it did not previously own, doubling the Company's automotive adhesives, sealants and body engineered systems business. Gurit-Essex AG is the largest European supplier of these products and services for the automotive OEM and aftermarket. See Note C to the Supplemental Financial Statements.

    Dow completed its merger with Union Carbide on February 6, 2001 after receiving clearance from the U.S. Federal Trade Commission. As part of the regulatory approval process, the Company has agreed to:

  •
  Divest certain European polyethylene assets.

  •
  Divest and license certain polyethylene gas-phase technology globally.

  •
  Contribute UNIPOL™ polyethylene process technology licensing and polyethylene conventional catalyst businesses of Union Carbide to Univation Technologies LLC.

  •
  Divest Dow's worldwide ethyleneamines business (with the exception of Dow's facility in Terneuzen, The Netherlands).

  •
  Divest Dow's worldwide ethanolamines business.

  •
  Divest North American Gas/Spec gas treating business.

The Company believes the foregoing actions will not have a material effect on its future operations.

    The completion of the merger strengthens and broadens the Company's product portfolio and further extends its global reach, making Dow the world's leading producer of chemicals, plastics and agricultural products. This financial report reflects the effects of the merger. All historical financial information in this report has been restated to include Union Carbide. As noted in the Company's Form S-4 registration statement filed with the U.S. Securities and Exchange Commission (SEC) on October 5, 1999, and Dow's Annual Report on Form 10-K filed with the SEC on March 9, 2001, it is expected that the combined company will incur a one-time charge for severance and other restructuring costs. On March 29, 2001, Dow's management made certain decisions relative to employment levels, duplicate facilities and excess capacity resulting from the merger. The magnitude of these costs is currently being determined by management and will be included in the financial results for the first quarter of 2001. See Note C to the Supplemental Financial Statements.

    On March 8, 2001, Dow announced it had reached an agreement to acquire Rohm and Haas' Agricultural Chemicals business, including working capital, for $1 billion. The transaction is expected to close in second quarter 2001, subject to regulatory approvals.

    On March 29, 2001, Dow announced it is making a tender offer to acquire 100 percent of the outstanding shares of Ascot Plc, a publicly traded UK company. The acquisition is subject to various conditions including Ascot shareholder acceptance and applicable regulatory approvals. Dow plans to integrate the Fine Chemicals and Specialty Chemicals businesses of Ascot into Dow's Performance Chemicals' business group. Dow anticipates the transaction will close during the second quarter of this year. Ascot's annual chemical sales are approximately $335 million.

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of The Dow Chemical Company:

    We have audited the accompanying supplemental consolidated balance sheets of The Dow Chemical Company (the Company) and its subsidiaries as of December 31, 2000 and 1999, and the related supplemental consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. We did not audit the consolidated balance sheets of Union Carbide Corporation (Union Carbide) as of December 31, 2000 and 1999, or the related statements of income, stockholders' equity and cash flows of Union Carbide for the three years in the period ended December 31, 2000, which consolidated statements reflect total assets of $8,346,000 and $7,957,000 as of December 31, 2000 and 1999, respectively, and total revenues of $6,526,000, $5,870,000, and $5,659,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Those consolidated statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Union Carbide for 2000, 1999 and 1998, is based solely on the report of such other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    The supplemental consolidated financial statements give retroactive effect to the merger of the Company and Union Carbide, on February 6, 2001, which has been accounted for as a pooling of interests as described in Notes A and C to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

    In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Midland, Michigan
March 28, 2001

The Dow Chemical Company and Subsidiaries
Supplemental Consolidated Statements of Income

In millions (except for per share amounts), for the year ended December 31,	2000	1999	1998
Net Sales	$29,534	$25,859	$25,101

Cost of sales	24,131	20,300	19,395
Research and development expenses	1,119	1,075	1,026
Selling, general and administrative expenses	1,825	1,776	1,964
Amortization of intangibles	139	160	106
Purchased in-process research and development charges	6	6	349
Special charges	—	94	458
Insurance and finance company operations, pretax income	85	150	124
Equity in earnings of nonconsolidated affiliates	354	95	31
Sundry income—net	352	329	1,135

Earnings before Interest, Income Taxes and Minority Interests	3,105	3,022	3,093

Interest income	146	132	149
Interest expense and amortization of debt discount	665	564	607

Income before Income Taxes and Minority Interests	2,586	2,590	2,635

Provision for income taxes	839	874	902
Minority interests' share in income	72	74	20
Preferred stock dividends	—	5	6

Income before Cumulative Effect of Change in Accounting Principle	$1,675	$1,637	$1,707

Cumulative effect of change in accounting principle	—	(20)	—

Net Income Available for Common Stockholders	$1,675	$1,617	$1,707

Share Data
Earnings before cumulative effect of change in accounting principle per common share—basic	$1.88	$1.87	$1.92
Earnings per common share—basic	$1.88	$1.85	$1.92
Earnings before cumulative effect of change in accounting principle per common share—diluted	$1.85	$1.84	$1.89
Earnings per common share—diluted	$1.85	$1.82	$1.89
Common stock dividends declared per share of Dow common stock	$1.16	$1.16	$1.16
Weighted-average common shares outstanding—basic	893.2	874.9	888.1
Weighted-average common shares outstanding—diluted	904.5	893.5	904.8

See Notes to Supplemental Financial Statements.

The Dow Chemical Company and Subsidiaries
Supplemental Consolidated Balance Sheets

In millions, at December 31,	2000	1999
Assets
Current Assets
Cash and cash equivalents	$278	$547
Marketable securities and interest-bearing deposits	163	801
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables—2000: $103; 1999: $126)	3,770	3,563
Other	2,649	2,183
Inventories:
Finished and work in process	3,396	2,792
Materials and supplies	817	674
Deferred income tax assets—current	250	372

Total current assets	11,323	10,932

Investments
Investment in nonconsolidated affiliates	2,096	2,115
Other investments	2,528	2,947
Noncurrent receivables	674	524

Total investments	5,298	5,586

Property
Property	34,852	33,333
Less accumulated depreciation	21,141	20,322

Net property	13,711	13,011

Other Assets
Goodwill (net of accumulated amortization—2000: $459; 1999: $397)	1,928	1,883
Deferred income tax assets—noncurrent	1,968	597
Deferred charges and other assets	1,763	1,447

Total other assets	5,659	3,927

Total Assets	$35,991	$33,456

See Notes to Supplemental Financial Statements.

The Dow Chemical Company and Subsidiaries
Supplemental Consolidated Balance Sheets

In millions (except for share amounts), at December 31,	2000	1999
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$2,519	$1,474
Long-term debt due within one year	318	343
Accounts payable:
Trade	2,975	2,337
Other	1,594	1,194
Income taxes payable	258	178
Deferred income tax liabilities—current	35	38
Dividends payable	217	213
Accrued and other current liabilities	2,257	2,307

Total current liabilities	10,173	8,084

Long-Term Debt	6,613	6,891

Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	1,165	1,095
Pension and other postretirement benefits—noncurrent	2,238	2,357
Other noncurrent obligations	3,012	3,089

Total other noncurrent liabilities	6,415	6,541

Minority Interest in Subsidiaries	450	450

Preferred Securities of Subsidiary	500	500

Temporary Equity
Preferred stock at redemption value ($1.00 par value each; Series A issued 1999: 1,316,440)	—	114
Guaranteed ESOP obligation	—	(64)

Total temporary equity	—	50

Stockholders' Equity
Common stock (authorized 1,500,000,000 shares of $2.50 par value each; issued 2000: 981,377,562; 1999: 327,125,854 (pre-split))	2,453	818
Additional paid-in capital	—	165
Unearned ESOP shares	(103)	(57)
Retained earnings	12,675	13,357
Accumulated other comprehensive loss	(560)	(411)
Treasury stock at cost (shares 2000: 84,280,041; 1999: 95,426,631)	(2,625)	(2,932)

Net stockholders' equity	11,840	10,940

Total Liabilities and Stockholders' Equity	$35,991	$33,456

See Notes to Supplemental Financial Statements.

The Dow Chemical Company and Subsidiaries
Supplemental Consolidated Statements of Stockholders' Equity

In millions, for the year ended December 31,	2000	1999	1998
Common Stock
Balance at beginning of year	$818	$818	$818
3-for-1 stock split	1,635	—	—

Balance at end of year	2,453	818	818

Additional Paid-in Capital
Balance at beginning of year	165	—	—
3-for-1 stock split	(184)	—	—
Issuance of treasury stock at more than cost	—	165	153
Other	19	—	(153)

Balance at end of year	—	165	—

Unearned ESOP Shares
Balance at beginning of year	(57)	(69)	(83)
Transfer from temporary equity	(64)	—	—
Shares allocated to ESOP participants	18	12	14

Balance at end of year	(103)	(57)	(69)

Retained Earnings
Balance at beginning of year	13,357	12,680	11,891
Net income before preferred stock dividends	1,675	1,622	1,713
3-for-1 stock split	(1,451)	—	—
Preferred stock dividends declared	—	(5)	(6)
Common stock dividends declared	(906)	(888)	(896)
Other	—	(52)	(22)

Balance at end of year	12,675	13,357	12,680

Accumulated Other Comprehensive Income (Loss)
Unrealized Gains on Investments at beginning of year	298	137	318
Unrealized gains (losses)	27	161	(181)

Balance at end of year	325	298	137

Cumulative Translation Adjustments at beginning of year	(646)	(525)	(532)
Translation adjustments	(188)	(121)	7

Balance at end of year	(834)	(646)	(525)

Minimum Pension Liability at beginning of year	(63)	(63)	(33)
Adjustments	12	—	(30)

Balance at end of year	(51)	(63)	(63)

Total accumulated other comprehensive loss	(560)	(411)	(451)

Treasury Stock
Balance at beginning of year	(2,932)	(3,100)	(2,405)
Purchases	(4)	(477)	(1,020)
Sales of treasury shares in open market	—	284	—
Issuance to employees and employee plans	311	361	316
Reclassification related to put options	—	—	9

Balance at end of year	(2,625)	(2,932)	(3,100)

Net Stockholders' Equity	$11,840	$10,940	$9,878

See Notes to Supplemental Financial Statements.

The Dow Chemical Company and Subsidiaries
Supplemental Consolidated Statements of Comprehensive Income

In millions, for the year ended December 31,	2000	1999	1998
Net Income Available for Common Stockholders	$1,675	$1,617	$1,707

Other Comprehensive Income, Net of Tax (tax amounts shown below for 2000, 1999, 1998)
Unrealized gains on investments:
Unrealized holding gains (losses) during the period (less tax of $20, $127, $(66))	35	213	(193)
Less: Reclassification adjustments for net amounts included in net income (less tax of $(4), $(31), $6)	(8)	(52)	12
Cumulative translation adjustments (less tax of $(33), $(47), $47)	(188)	(121)	7
Minimum pension liability adjustments (less tax of $5, $0, $(17))	12	—	(30)

Total other comprehensive income (loss)	(149)	40	(204)

Comprehensive Income	$1,526	$1,657	$1,503

See Notes to Supplemental Financial Statements.

The Dow Chemical Company and Subsidiaries
Supplemental Consolidated Statements of Cash Flows

In millions, for the year ended December 31,	2000	1999	1998
Operating Activities
Income before Cumulative Effect of Change in Accounting Principle	$1,675	$1,637	$1,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,738	1,709	1,694
Purchased in-process research and development charges	6	6	349
Provision for deferred income tax	143	260	103
Undistributed (earnings) loss of nonconsolidated affiliates	(222)	37	132
Minority interests' share in income	72	74	20
Net gain on sales of consolidated companies	—	(26)	(726)
Net gain on sales of nonconsolidated affiliates	(13)	—	—
Net gain on sales of property	(102)	(55)	(47)
Other net gain	(340)	(63)	(1)
Tax benefit—nonqualified stock option exercises	37	70	36
Changes in assets and liabilities that provided (used) cash:
Accounts and notes receivable	(335)	(133)	575
Inventories	(559)	65	(11)
Accounts payable	429	193	12
Other assets and liabilities	(838)	(212)	41

Cash provided by operating activities	1,691	3,562	3,884

Investing Activities
Capital expenditures	(1,808)	(2,176)	(2,328)
Proceeds from sales of property	166	128	107
Purchases of consolidated companies	(678)	(441)	(808)
Proceeds from sales of consolidated companies	—	38	1,300
Proceeds from sales of nonconsolidated affiliates	47	—	—
Purchases from outside investors in limited partnership	—	—	(210)
Proceeds from outside investors in limited partnership	—	—	200
Investments in nonconsolidated affiliates	(365)	(232)	(186)
Purchases of investments	(3,074)	(4,186)	(1,769)
Proceeds from sales of investments	4,618	3,338	1,709

Cash used in investing activities	(1,094)	(3,531)	(1,985)

Financing Activities
Changes in short-term notes payable	136	(352)	(229)
Payments on long-term debt	(562)	(593)	(567)
Proceeds from issuance of long-term debt	401	1,640	598
Purchases of treasury stock	(4)	(480)	(1,018)
Proceeds from sales of common stock	150	667	183
Purchase of subsidiary preferred stock	—	(102)	—
Proceeds from issuance of preferred securities of subsidiary	—	500	—
Distributions to minority interests	(74)	(36)	(33)
Dividends paid to stockholders	(904)	(891)	(908)

Cash provided by (used in) financing activities	(857)	353	(1,974)

Effect of Exchange Rate Changes on Cash	(9)	(9)	(8)

Summary
Increase (decrease) in cash and cash equivalents	(269)	375	(83)
Cash and cash equivalents at beginning of year	547	172	255

Cash and cash equivalents at end of year	$278	$547	$172

See Notes to Supplemental Financial Statements.

The Dow Chemical Company and Subsidiaries
Notes to Supplemental Financial Statements
Dollars in millions, except as noted

A  Summary of Significant Accounting Policies and Accounting Changes

Principles of Consolidation and Basis of Presentation

    The accompanying supplemental consolidated financial statements of The Dow Chemical Company and its subsidiaries (Dow or the Company) have been prepared to give retroactive effect to the merger of The Dow Chemical Company and Union Carbide Corporation (Union Carbide) on February 6, 2001, which has been accounted for as a pooling of interests. Accordingly, these supplemental consolidated financial statements include the combined accounts of The Dow Chemical Company and Union Carbide for all periods presented. Accounting principles generally accepted in the United States of America proscribe giving effect to a merger or business combination accounted for by the pooling of interests method of accounting in financial statements that do not include the date of consummation. Although these supplemental consolidated financial statements do not extend through the date of consummation, they will become the Company's historical consolidated financial statements after financial statements including the date of consummation are issued.

    The supplemental consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control and for which control is other than temporary. Intercompany transactions and balances are eliminated in consolidation. Investments in nonconsolidated affiliates (20-50 percent owned companies, joint ventures and partnerships, and majority-owned subsidiaries over which the Company does not exercise control) are accounted for on the equity basis.

    All references in the supplemental consolidated financial statements to common shares, share prices, per share amounts and stock plans have been retroactively restated for the three-for-one stock split on June 16, 2000 and the merger with Union Carbide, unless otherwise noted (see Notes C and L).

Use of Estimates in Financial Statement Preparation

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

Foreign Currency Translation

    The local currency has been primarily used as the functional currency throughout the world. Translation gains and losses of those operations that use local currency as the functional currency and the effects of exchange rate changes on transactions designated as hedges of net foreign investments are included in "Accumulated other comprehensive income." Where the U.S. dollar is used as the functional currency, foreign currency gains and losses are reflected in income.

Environmental Matters

    Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the consolidated balance sheet as "Accrued and other current liabilities" or as "Other noncurrent obligations" at undiscounted amounts. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the consolidated balance sheet as "Noncurrent receivables."

    Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and/or mitigate or prevent contamination from future operations. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and estimable.

Cash and Cash Equivalents

    Cash and cash equivalents include time deposits and readily marketable securities with original maturities of three months or less.

Financial Instruments

    Interest differentials on swaps and forward rate agreements designated as hedges of exposures to interest rate risk are recorded as adjustments to expense over the contract periods. Premiums for early termination of interest derivatives designated as hedges are amortized as adjustments to expense over the original contract periods or underlying hedge exposure. Interest derivatives not designated as hedges are marked-to-market at the end of each accounting period with the results included in income.

    Realized and unrealized gains and losses on foreign exchange transactions that are designated and effective as hedges are recognized in the same period as the hedged transaction. The carrying amounts of foreign currency options and option combinations are adjusted for changes in fair value at each balance sheet date. Foreign exchange contracts not designated as hedges are marked-to-market at the end of each accounting period with the results included in income.

    The Company enters into various commodity contracts, including futures, options and swap agreements to hedge its purchase of commodity products used in the Company's business. These contracts are predominantly settled in cash. For those contracts that are designated and effective as hedges, gains and losses are accounted for as part of the basis of the related commodity purchases. For contracts accounted for as hedges that are terminated before their maturity date, gains and losses are deferred and included in the basis of the related commodity purchases. Commodity contracts not accounted for as hedges are marked-to-market at the end of each accounting period with the results included in income.

    The Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available for various types of financial instruments (such as forwards, options and swaps), the Company uses standard pricing models, which take into account the present value of estimated future cash flows.

Inventories

    Inventories are stated at the lower of cost or market. The method of determining cost is used consistently from year to year at each subsidiary and varies among last-in, first-out (LIFO); first-in, first-out (FIFO); and average cost.

Property

    Land, buildings and equipment, including property under capital lease agreements, are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is generally provided using the straight-line method. For most assets capitalized through 1996, the declining balance method was generally used. Fully depreciated assets are retained in property and depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.

Investments

    Investments in debt and marketable equity securities, including warrants, are classified as either trading, available-for-sale, or held-to-maturity. Investments classified as trading are reported at fair value with unrealized gains and losses included in income. Those classified as available-for-sale are reported at fair value with unrealized gains and losses recorded in "Accumulated other comprehensive income." Those classified as held-to-maturity are recorded at amortized cost.

    The excess of the cost of investments in subsidiaries over the values assigned to assets and liabilities acquired is shown as goodwill, which is amortized on a straight-line basis over its estimated useful life with a maximum of 40 years.

    The Company evaluates long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    The cost of investments sold is determined by specific identification.

Revenue

    Sales are recognized when the revenue is realized or realizable, and has been earned. In general, revenue is recognized as risk and title to the product transfers to the customer, which usually occurs at the time shipment is made; as services are rendered; or in relation to licensee production levels.

Income Taxes

    The Company accounts for income taxes using the asset and liability method. Under this method deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates.

    Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued. Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested.

Earnings per Common Share

    The calculation of earnings per common share is based on the weighted-average number of the Company's common shares outstanding during the applicable period, after adjusting for the effects of the issuance of common shares of the Company in exchange for the common shares of Union Carbide. The calculation for diluted earnings per common share reflects the effect of all dilutive potential common shares that were outstanding during the respective periods.

Accounting Changes

    In December 1999, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements," which summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The Company has determined that SAB 101's revenue recognition guidelines are consistent with the Company's existing revenue recognition policies; therefore, SAB 101 did not have a material impact on the Company's consolidated financial statements.

    In May 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus with respect to EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 recognizes the inconsistencies in practice with regard to the recording of shipping and handling costs incurred by most companies that sell goods. The Company, with the exception of Union Carbide, has historically recorded freight and any directly related associated cost of transporting finished product to customers as a reduction of net sales. Following the guidance of EITF 00-10, the Company has reclassifed these costs to cost of sales for all periods presented. As a result, reported net sales have increased approximately 4 percent, with a corresponding increase in cost of sales.

    The FASB issued Statement of Financial Accounting Standards (SFAS) No.133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. SFAS No.133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS No.137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No.133." In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133. Based on the revised effective date, the Company adopted SFAS No.133, as amended by SFAS No. 138, on January 1, 2001. See Note J regarding the impact of adoption.

    In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement, which replaces FASB Statement No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral, and requires certain disclosures, but it carries over most of the provisions of Statement 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. It is effective for recognition and reclassifications of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not have a material impact on the Company's consolidated financial statements. See Note Q regarding sales of certain qualifying trade accounts receivables.

    In 1999, the Company adopted the following new accounting pronouncements:

  •
  The American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires capitalization of certain internal-use computer software costs. SOP 98-1 was adopted by the Company on January 1, 1999. The Company's previous accounting policy was to expense such costs as incurred; therefore, adoption of this statement resulted in a favorable, though immaterial, initial impact on earnings.

  •
  SOP 98-5, "Reporting on the Costs of Start-Up Activities," provides guidance on the financial reporting of start-up costs and organization costs, requiring those costs to be expensed as incurred. The Company's previous policy regarding the treatment of these costs was substantially consistent with SOP 98-5, with the exception of certain nonconsolidated affiliates of Union Carbide, which capitalized the cost of start-up activities. Therefore, adoption of this standard on January 1, 1999 resulted in a charge of $27 ($20 after tax) as a cumulative effect of change in accounting principle.

B  Purchased In-Process Research and Development and Special Charges

Purchased In-Process Research and Development

    Purchased in-process research and development (IPR&D) represents the value assigned in a purchase business combination to research and development projects of the acquired business that had commenced but had not yet been completed at the date of acquisition and which have no alternative future use. In accordance with SFAS No. 2, "Accounting for Research and Development Costs," as clarified by FASB Interpretation No. 4, amounts assigned to IPR&D meeting the above-stated criteria must be charged to expense as part of the allocation of the purchase price of the business combination.

    The method used to determine the purchase price allocations for IPR&D was an income or cash flow method. The calculations were based on estimates of operating earnings, capital charges (representing the effect of capital expenditures), trade name royalties, charges for core technology, and working capital requirements to support the cash flows attributed to the technologies. The after-tax cash flows were bifurcated to reflect the stage of development of each technology. Discount rates reflecting the stage of development and the risk associated with each technology were used to value IPR&D. The Company has substantial experience in research and development projects for new products, which enables it to establish realistic time frames for the completion of such projects; therefore, the Company believes there is limited risk that the projects described below will not be concluded within reasonable proximity to the expected completion dates.

    In 2000, the Company completed the appraisal of the technology acquired with the purchase of Flexible Products (see Note C) and recorded an IPR&D charge of $6 as part of the Performance Plastics segment. Projects associated with technology acquired are expected to improve profitability and create new growth opportunities in the Polyurethanes formulations-based business. Projects range from 15 percent to 60 percent complete.

    In 1999, the Company completed the appraisal of the technology acquired with the purchase of ANGUS Chemical (see Note C) and recorded an IPR&D charge of $6 as part of the Performance Chemicals segment. Projects associated with technology acquired are expected to improve profitability and create new growth opportunities in the nitroparaffin-based business. Projects range from 10 percent to 50 percent complete.

    In 1998, the allocation of the purchase price of Sentrachem Limited resulted in the recording of an IPR&D charge of $50, which has been included in the Agricultural Products segment. Projects associated with the technology acquired included process development of a selective herbicide, nutrient concentrates and fine chemicals. At year-end 1999, these projects were essentially completed.

    Additional shares of Mycogen were acquired in two steps in 1998 as described in Note C. In allocating the purchase price for Mycogen and its related acquisitions of several small seed companies, the Company recorded a $79 IPR&D charge included in the Agricultural Products segment. Projects associated with the technology acquired included Bt technology, an input trait used to protect crops from insect pests, various biotechnology projects to enhance crop quality or output traits, and germplasm development. 2000 activity included the abandonment of three projects, expenditures of $8, and revisions to planned future spending on active projects. At year-end 2000, the remaining projects ranged from 6 percent to 57 percent complete, with expected completion in years 2001 through 2008 at an estimated additional cost of $72.

    In 1998, the Company completed the appraisal of the technology acquired with the purchase of Eli Lilly and Company's 40 percent interest in DowElanco and recorded an IPR&D charge of $220 as part of the Agricultural Products segment. Projects associated with the technology included naturally derived insecticides, herbicides and fungicides, and various biotechnology projects to enhance crops and to protect them from disease and pests. 2000 activity included the abandonment of two projects, expenditures of $5, and revisions to planned future spending on active projects. At year-end 2000, the remaining projects ranged from 20 percent to 62 percent complete, with expected completion in years 2006 through 2009 at an estimated additional cost of $87.

    During the third and fourth quarters of 1998, the SEC issued clarifying guidance on how IPR&D amounts are to be determined. In light of this clarification, the Company reviewed all IPR&D charges, and in the fourth quarter of 1998, recorded a $55 reduction of previously recorded IPR&D charges to comply with the SEC guidance.

Special Charges

    In the fourth quarter of 1999, a special charge of $94 was recorded for a cost reduction and business restructuring program in the Agricultural Products segment. The program, which was announced in November 1999, impacted operations in the United States, Europe, Middle East/Africa and Latin America, and is expected to be completed in 2001. The 1999 charge included severance of $51 for approximately 700 employees, inventory write-offs of $17, and asset write-offs of $26. During 2000, $45 of the severance reserve was used to reduce headcount by 690 individuals, leaving a balance of $6 for an estimated additional headcount reduction of approximately 200. Seeds inventory was written off during the first quarter, fully utilizing the inventory reserve. The remaining balance for additional asset write-offs related to the plan was $20.

    In 1998, a special charge of $194 was recorded for the write-down of several assets. The asset write-downs included Radian International LLC and Dow-United Technologies Composite Products, Inc., both of which were subsequently sold (see Note C). These amounts are included in "Unallocated and Other" in Note R.

    In 1998, a special charge of $113 was recorded for the closure of the magnesium business and the associated manufacturing plant in Freeport, Texas, and related severance costs. The restructuring charge for magnesium included fixed-asset write-offs of $42, demolition and site closure costs of $29, inventory write-offs of $12, and $30 for severance and other obligations. These amounts are included in the Chemicals segment in Note R. The closure of the magnesium business was principally completed in 1999. A balance of $16 remains to complete the plant site demolition and closure.

    Severance plans were adopted by the Company in 1998 for North America, Europe and Sentrachem, resulting in a special charge of $151. The plans for North America and Europe were complete at year-end 1998. The plan for Sentrachem was essentially completed in 1999. Total headcount reduction related to the severance plans was 1,881 in 1998, with an additional headcount reduction of 208 in 1999.

C  Acquisitions and Divestitures

    On March 8, 2001, Dow announced it had reached an agreement to acquire Rohm and Haas' Agricultural Chemicals business, including working capital, for $1 billion. The transaction is expected to close in second quarter 2001, subject to regulatory approvals.

    In December 2000, the Company sold its 32.5 percent ownership interest in the Cochin pipeline system to NOVA Chemicals Corp. for $119, resulting in a pretax gain of $98. The Company initially announced its agreement to sell its interest in the pipeline to a unit of Williams' energy services business in August 2000. In October 2000, NOVA Chemicals Corp., one of the owners of Cochin, exercised its right of first refusal as provided in the contractual agreements among the Cochin owners.

    In October 2000, the Company announced it had reached an agreement with Gurit-Heberlein AG to acquire the 50 percent interest in Gurit-Essex AG that it did not own. Gurit-Essex AG is the largest European supplier of automotive adhesives, sealants and body engineered systems for the automotive OEM and aftermarket. The acquisition will globalize Dow Automotive's product availability and double the Company's adhesives, sealants and body engineered systems business. In January 2001, the Company completed the acquisition for approximately $390.

    In April 1995, the Company signed an agreement with Bundesanstalt für vereinigungsbedingte Sonderaufgaben (BvS) for the privatization of three state-owned chemical companies in eastern Germany, Buna Sow Leuna Olefinverbund (BSL). Economic transfer of business operations to the Company, through the privatization agreement and various service agreements, occurred in June 1995, and the Company began a reconstruction program of the sites. In September 1997, the Company acquired 80 percent ownership in BSL for an investment of $174; BvS maintained 20 percent ownership. The Company had a call option and BvS a put option for the remaining 20 percent of BSL after the reconstruction period. In May 2000, the Company announced the completion of the reconstruction program and, for an additional investment of $156, acquired the remaining 20 percent of BSL. On June 1, 2000, BSL became a wholly owned subsidiary of the Company and, beginning on that date, the financial results of BSL are fully consolidated.

    BvS provided certain incentives during the reconstruction period to cover portions of the reconstruction program and has retained environmental cleanup obligations for existing facilities. Incentives related to property construction reduced the cost basis of such property. Incentives related to expenses during the reconstruction period were recognized as such expenses were incurred. During the reconstruction period, the Company included the financial results of BSL as a nonconsolidated affiliate.

    In February 2000, the Company acquired Flexible Products Company of Marietta, Georgia, for approximately $160. Flexible Products Company is one of the largest polyurethane systems suppliers in North America and a leader in custom polyurethane foam formulations and dispensing technology.

    In October 1999, the Company acquired CanStates Holdings, Inc. and its subsidiary, ANGUS Chemical Company, from TransCanada PipeLines Limited for approximately $350. ANGUS Chemical is a global leader in the manufacture and marketing of specialty nitroparaffins and their derivatives, which are sold into over 40 industries.

    In August 1999, The Dow Chemical Company and Union Carbide announced a definitive merger agreement for a tax-free, stock-for-stock transaction. Under the agreement, Union Carbide stockholders received 1.611 shares of Dow stock (on a post-split basis) for each share of Union Carbide stock they owned. Based upon Dow's closing price of $124 11/16 (pre-split) on August 3, 1999, the transaction was valued at $66.96 per Union Carbide share, or $11.6 billion in aggregate including the assumption of $2.3 billion of net debt. The transaction has been accounted for as a pooling of interests in these supplemental consolidated financial statements. According to the agreement, the merger was subject to certain conditions, including approval by Union Carbide stockholders and review by antitrust regulatory authorities in the United States, Europe and Canada. Union Carbide stockholders approved the merger on December 1, 1999. On May 3, 2000, the European Commission approved the merger subject to certain conditions. The Company completed the merger on February 6, 2001, after receiving clearance from the U.S. Federal Trade Commission, the Canadian Competition Bureau and other jurisdictions around the world. As part of the regulatory approval process, the Company has agreed to:

  •
  Divest certain European polyethylene assets.

  •
  Divest and license certain polyethylene gas-phase technology globally.

  •
  Contribute UNIPOL™ polyethylene process technology licensing and polyethylene conventional catalyst businesses of Union Carbide to Univation Technologies LLC.

  •
  Divest Dow's worldwide ethyleneamines business (with the exception of Dow's facility in Terneuzen, The Netherlands).

  •
  Divest Dow's worldwide ethanolamines business.

  •
  Divest the North American Gas/Spec gas treating business.

    In December 1998, the Company and United Technologies Corporation sold the business and certain assets of their 50:50 joint venture, Dow-United Technologies Composite Products, Inc., to GKN Westland Aerospace, Inc., a unit of GKN plc, of the United Kingdom.

    In January 1996, DowElanco entered into agreements with Mycogen Corporation and the Lubrizol Corporation for transactions through which DowElanco, for a cash investment of $158, acquired a 47 percent equity stake in Mycogen and Mycogen acquired DowElanco's United Agriseeds subsidiary. In December 1996, DowElanco increased its equity stake in Mycogen to more than 50 percent. During the first quarter of 1998, Dow AgroSciences (formerly named DowElanco) invested an additional $121 in Mycogen, increasing its ownership to 69 percent. In November 1998, following the expiration of a tender offer, the Company completed the acquisition of all remaining shares for $418. Mycogen is a diversified agribusiness and biotechnology company that develops and markets seeds and value-added traits for genetically enhanced crops.

    In January 1996, the Company and The Hartford Steam Boiler Inspection and Insurance Company (HSB) formed, through the transfer of net assets and existing businesses, a 60:40 joint venture named Radian International LLC to provide environmental services. In January 1998, HSB exercised a put option requiring the Company to purchase HSB's interest for $136. In July 1998, as part of the Company's ongoing efforts to restructure its business portfolio, Radian was sold to Dames & Moore Group for $117.

    In February 1998, the Company entered into an agreement with Pronor Petroquimica S.A. to purchase a portion of its business. The new company, named Isopol, was acquired for the production and commercialization of toluene diisocyanate (TDI), used to manufacture durable goods such as cushioned furniture and mattresses to supply the Mercosur countries of Latin America. The Company's total investment was $137.

    In January 1998, the Company completed the sale of the DowBrands consumer products business to S.C. Johnson & Son, Inc. for $1.2 billion. This transaction resulted in a pretax gain of $816.

    See Note B regarding certain charges recorded related to acquisitions and divestitures.

D  Income Taxes

    Operating loss carryforwards at December 31, 2000 amounted to $3,541 compared with $882 at the end of 1999. The increase was principally due to the consolidation of BSL in 2000 (see Note C). Of the operating loss carryforwards, $208 is subject to expiration in the years 2001 through 2005. The remaining balances expire in years beyond 2005 or have an indefinite carryforward period. Tax credit carryforwards at December 31, 2000 amounted to $314, of which $250 is subject to expiration in the years 2001 through 2005. The remaining tax credit carryforwards expire in years beyond 2005.

    Undistributed earnings of foreign subsidiaries and related companies which are deemed to be permanently invested amounted to $4,297 at December 31, 2000, $3,897 at December 31, 1999 and $3,754 at December 31, 1998. It is not practicable to calculate the unrecognized deferred tax liability on those earnings.

    At December 31, 2000, the Company had a valuation allowance of $264 related to BSL. Upon consolidation of BSL on June 1, 2000, the valuation allowance was $495. This allowance was subsequently reduced by $231. The valuation allowance reduces the BSL deferred tax asset in recognition of the uncertainty regarding full realization of the tax benefit. BSL's deferred tax asset is a result of tax net operating losses during the five-year reconstruction period (see Note C) and the excess of the tax basis over the financial reporting basis of its fixed assets.

    In 2000, Germany enacted a lower corporate income tax rate effective January 1, 2001. This change reduced the value of the deferred tax asset of BSL by $201 and resulted in a $9 decrease in the provision for deferred income tax for the other Dow subsidiaries in Germany.

Domestic and Foreign Components of Income before Income Taxes and Minority Interests

	2000	1999	1998
Domestic	$861	$1,248	$1,712
Foreign	1,725	1,342	923

Total	$2,586	$2,590	$2,635

Reconciliation to U.S. Statutory Rate

	2000	1999	1998
Taxes at U.S. statutory rate	$905	$906	$922
Amortization of nondeductible intangibles	30	35	16
Foreign rates other than 35%*	(33)	(1)	32
U.S. tax effect of foreign earnings and dividends	(13)	(31)	(99)
Other—net	(50)	(35)	31

Total tax provision	$839	$874	$902

Effective tax rate	32.4%	33.7%	34.2%

*
2000 Includes the effects of changes in German tax rates on deferred tax balances and the reduction in the BSL valuation allowance.

Provision for Income Taxes

	2000			1999			1998
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$179	$161	$340	$234	$143	$377	$402	$42	$444
State and local	23	19	42	14	30	44	29	46	75
Foreign	494	(37)	457	366	87	453	368	15	383

Total	$696	$143	$839	$614	$260	$874	$799	$103	$902

Deferred Tax Balances at December 31

	2000	1999
Property	$(1,318)	$(1,659)
Tax loss and credit carryforwards	1,566	423
Long-term debt	61	—
Postretirement benefit obligations	669	803
Other accruals and reserves	314	443
Investments	49	(73)
Inventory	179	97
Other—net	(238)	(198)

Subtotal	$1,282	$(164)
Valuation allowance	(264)	—

Total	$1,018	$(164)

E  Inventories

    The reserves required to adjust inventories from the first-in, first-out (FIFO) basis to the last-in, first-out (LIFO) basis amounted to a decrease of $682 at December 31, 2000 and a decrease of $424 at December 31, 1999. The inventories that were valued on a LIFO basis, principally hydrocarbon and U.S. chemicals and plastics product inventories, represented 38 percent of the total inventories at December 31, 2000 and at December 31, 1999.

    A reduction of certain inventories resulted in the liquidation of some quantities of LIFO inventory, which increased pretax income $67 in 2000 and $51 in 1999, and decreased pretax income $15 in 1998.

F  Significant Nonconsolidated Affiliates and Related Company Transactions

    In May 1995, Dow Corning Corporation (Dow Corning), in which the Company is a 50 percent shareholder, filed for protection under Chapter 11 of the U.S. Bankruptcy Code (see Note P). As a result, the Company fully reserved its investment in Dow Corning and has reserved its 50 percent share of equity earnings from that time through the third quarter of 2000. Beginning in the fourth quarter of 2000, the Company is no longer reserving its share of Dow Corning's earnings.

    The Company's investments in related companies accounted for by the equity method (nonconsolidated affiliates) of $2,096 at December 31, 2000 exceeded its share of the investees' net assets (exclusive of Dow Corning) by $82. The Company's investments of $2,115 at December 31, 1999 was less than its share of the investees' net assets (exclusive of Dow Corning) by $152. Differences between the Company's investments in nonconsolidated affiliates and its share of the investees' net assets are considered to be goodwill and amortized over the estimated useful lives.

    The summarized financial information below represents the combined accounts (at 100 percent) of the principal nonconsolidated affiliates: Alberta & Orient Glycol Company Limited; Asian Acetyls Co., Ltd.; Aspell Polymeres SNC; BSL (see Note C); Compañía Mega S.A.; Dow Corning; DuPont Dow Elastomers L.L.C.; EQUATE Petrochemical Company K.S.C. (EQUATE); Gurit-Essex AG (see Note C); Nippon Unicar Company Limited; Petromont and Company, Limited Partnership; Polimeri Europa S.r.l.; Siam Styrene Monomer Ltd.; Total Raffinaderij Nederland N.V.; Univation Technologies, LLC; UOP LLC; World Ethanol Company; and the OPTIMAL Group (consisting of OPTIMAL Chemicals (Malaysia) Sdn Bhd, OPTIMAL Olefins (Malaysia) Sdn Bhd and OPTIMAL Glycols (Malaysia) Sdn Bhd). The net loss in 1998 reflects a charge taken by Dow Corning related to the Joint Plan of Reorganization (see Note P) in finalizing its 1998 results. The Company's investment in these companies was $1,730 at December 31, 2000 and $1,764 at December 31, 1999, and its equity in their earnings was $354 in 2000, $116 in 1999 and $39 in 1998, after reserving the earnings related to Dow Corning through the third quarter of 2000. On June 1, 2000, BSL became a wholly owned subsidiary of the Company and, beginning on that date, the financial results of BSL are fully consolidated (see Note C). As a result, the summarized balance sheet information for 2000 does not include BSL's assets and liabilities. The summarized income statement information for 2000 includes BSL's sales, gross profit and net income from January 1, 2000 through May 31, 2000.

Summarized Balance Sheet Information at December 31

	2000	1999
Current assets	$4,244	$5,066
Noncurrent assets	9,989	10,577

Total assets	$14,233	$15,643

Current liabilities	$2,452	$2,984

Noncurrent liabilities	7,747	8,857

Total liabilities	$10,199	$11,841

Summarized Income Statement Information

	2000	1999	1998
Sales	$9,564	$8,755	$8,706
Gross profit	2,150	1,554	1,606
Net income (loss)	593	274	(556)

    Dividends received from related companies were $132 in 2000, $153 in 1999 and $171 in 1998.

    The Company has service agreements with some of these entities, including contracts to manage the operations of manufacturing sites and the construction of new facilities; licensing and technology agreements; and marketing, sales and purchase agreements.

    The Company's purchases from the above mentioned principal nonconsolidated affiliates were approximately $375 in 2000, $325 in 1999 and $300 in 1998.

    Receivables from related companies were $344 at December 31, 2000 and $628 at December 31, 1999. All other transactions with related companies and balances due to related companies were not material.

G  Property

Property at December 31

	Estimated Useful Lives (Years)	2000	1999
Land	—	$425	$421
Land and waterway improvements	15-25	1,009	949
Buildings	5-55	2,724	2,592
Machinery and equipment	3-20	24,688	22,800
Utility and supply lines	5-20	2,754	2,706
Other	3-30	2,267	2,176
Construction in progress	—	985	1,689

Total		$34,852	$33,333

	2000	1999	1998
Depreciation expense	$1,554	$1,516	$1,559
Manufacturing maintenance and repair costs	1,027	889	958
Capitalized interest	98	96	90

H  Leased Property

    The Company routinely leases premises for use as sales and administrative offices, warehouses and tanks for product storage, motor vehicles, railcars, computers, office machines and equipment under operating leases. In addition, the Company leases gas turbines at two U.S. locations, an ethylene plant in Canada and a polyethylene plant in Argentina. At the termination of the leases, the Company has the option to purchase these plants and certain other leased equipment and buildings.

    Rental expenses under operating leases, net of sublease rental income, were $431 for 2000, $435 for 1999 and $450 for 1998.

Minimum Operating Lease Commitments at December 31, 2000

2001	$310
2002	269
2003	230
2004	201
2005	167
2006 and thereafter	964

Total	$2,141

I  Notes Payable, Long-Term Debt and Available Credit Facilities

    Notes payable consisted primarily of obligations due to banks with a variety of interest rates and maturities.

Notes Payable at December 31

	2000	1999
Commercial paper	$1,394	$469
Other notes payable	1,125	1,005

Total	$2,519	$1,474

Year-end average interest rates*	6.88%	6.19%

*
Excluding the effects of short-term borrowings in highly inflationary countries.

Long-Term Debt at December 31

	2000 Average Rate	2000	1999 Average Rate	1999
Promissory notes and debentures:
Final maturity 2000	—	—	6.02%	$110
Final maturity 2002	6.95%	$346	7.81%	539
Final maturity 2003	6.62%	523	6.62%	523
Final maturity 2005	7.00%	300	—	—
Final maturity 2006 and thereafter*	7.60%	3,615	7.60%	3,590
Foreign bonds:
Final maturity 2000, Swiss franc	—	—	4.63%	95
Final maturity 2001, Japanese yen	6.38%	218	6.38%	244
Final maturity 2003, Euro	5.00%	139	5.00%	151
Other facilities—various rates and maturities:
U.S. dollar loans	—	153	—	183
Foreign currency loans	—	91	—	111
Dow ESOP, final maturity 2004	9.42%	53	9.42%	64
Medium-term notes, varying maturities through 2022	—	303	—	467
Pollution control/industrial revenue bonds, varying maturities through 2030	—	1,203	—	1,202
Unexpended construction funds	—	(10)	—	(2)
Capital lease obligations	—	76	—	38
Unamortized debt discount	—	(79)	—	(81)
Long-term debt due within one year	—	(318)	—	(343)

Total	7.00%	$6,613	6.67%	$6,891

*
Holders of $250 of debentures due in 2025 may request redemption on June 1, 2005.

Annual Installments on Long-Term Debt for the Next Five Years

2001	$318
2002	465
2003	769
2004	108
2005	399

    The Company had unused and available credit facilities at December 31, 2000 with various U.S. and foreign banks totaling $4.1 billion, $1 billion of which was canceled in the first quarter of 2001. These credit facilities require the payment of commitment fees. Additional unused credit facilities totaling $1.1 billion were available for use by foreign subsidiaries. These facilities are available in support of commercial paper borrowings and working capital requirements.

    The indentures under which Union Carbide has issued notes and debentures contain covenants normal for these types of instruments. These covenants place certain limits on Union Carbide's ability to sell assets, engage in sale-leaseback transactions, incur debt or create liens on assets.

J  Financial Instruments

Investments

    The Company's investments in marketable securities are primarily classified as available-for-sale. Maturities for approximately one-third of the debt securities were less than five years at December 31, 2000.

Investing Results

	2000	1999	1998
Proceeds from sales of available-for-sale securities	$4,231	$3,271	$1,999
Gross realized gains	343	159	127
Gross realized losses	(163)	(104)	(55)

Risk Management

    The Company's risk management program for both interest rate risk and foreign currency risk is based on fundamental, mathematical and technical models that take into account the implicit cost of hedging. Risks created by derivative instruments and the marked-to-market valuations of positions are strictly monitored at all times. The Company uses value at risk and stress tests to monitor risk. Credit risk arising from these contracts is not significant because the counterparties to these contracts are major international financial institutions and the Company does not anticipate any such losses. The net cash requirements arising from risk management activities are not expected to be material. The Company reviews its overall financial strategies and impacts from using derivatives in its risk management program with the Board of Directors' Finance Committee and revises as market conditions dictate.

    The Company minimizes concentrations of credit risk through its global orientation in diverse businesses with a large number of diverse customers and suppliers. No significant concentration of credit risk existed at December 31, 2000.

Interest Rate Risk Management

    The Company enters into various interest rate contracts with the objective of lowering funding costs, diversifying sources of funding or altering interest rate exposures related to fixed and variable rate obligations. In these contracts, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount.

    The notional principal amounts on all types of interest derivative contracts at December 31, 2000 totaled $1,052 with a weighted-average remaining life of 6.8 years. At December 31, 1999, the notional principal amounts totaled $1,299 with a weighted-average remaining life of 6.3 years.

Hedging Unrealized Gains and Losses

	2000	1999
Unrealized gains	$32	$2
Unrealized losses	(4)	(11)

Interest Derivatives at December 31, 2000

			Weighted-average Rate
	Notional Amount
		Maturities	Receive	Pay
Receive fixed hedge	$550	2002-2010	6.9%	6.4%
Receive floating hedge	340	2002-2022	7.3%	7.5%
Other	162	2001-2003	—	—

Interest Derivatives at December 31, 1999

			Weighted-average Rate
	Notional Amount
		Maturities	Receive	Pay
Receive fixed hedge	$225	2002-2004	6.6%	5.7%
Receive floating hedge	701	2002-2022	5.4%	6.5%
Other	373	2000-2009	—	—

Foreign Currency Risk Management

    The Company's global operations require active participation in foreign exchange markets. The Company enters into foreign exchange forward contracts and options to hedge various currency exposures or create desired exposures. Exposures primarily relate to assets and liabilities and bonds denominated in foreign currencies, as well as economic exposure, which is derived from the risk that currency fluctuations could affect the dollar value of future cash flows related to operating activities. The primary business objective of the activity is to optimize the U.S. dollar value of the Company's assets, liabilities and future cash flows with respect to exchange rate fluctuations. Assets and liabilities denominated in the same foreign currency are netted, and only the net exposure is hedged.

    The Company had forward contracts and options to buy, sell or exchange foreign currencies with a U.S. dollar equivalent of $11,148 at December 31, 2000 and $7,119 at December 31, 1999. These contracts and options had various expiration dates, primarily in the first quarter of the next year. The net unrealized loss based on the foreign exchange rates at December 31, 2000 was $(150). The net unrealized gain based on the foreign exchange rates at December 31, 1999 was $45. The effect of foreign exchange derivatives is primarily recognized in "Sundry income—net." The effect of hedges of net investments in subsidiaries is recognized in "Accumulated other comprehensive income."

Fair Value of Financial Instruments at December 31

	2000				1999
	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value
Marketable securities:
Debt securities	$1,048	$35	$(6)	$1,077	$1,814	$20	$(32)	$1,802
Equity securities	924	546	(61)	1,409	1,082	594	(48)	1,628
Other	119	—	—	119	229	2	—	231

Total	$2,091	$581	$(67)	$2,605	$3,125	$616	$(80)	$3,661

Long-term debt including debt due within one year	$(6,931)	$16	$(235)	$(7,150)	$(7,234)	$60	$(119)	$(7,293)

Derivatives relating to:
Foreign currency	—	$445	$(595)	$(150)	—	$176	$(131)	$45
Interest rates	—	32	(7)	25	—	2	(20)	(18)

    Cost approximates fair value for all other financial instruments.

Accounting for Derivative Instruments and Hedging Activities

    Effective January 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative instrument (i.e., gains or losses) depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or net investments in foreign operations.

    If the hedged exposure is a fair value exposure, the gain or loss from changes in the fair value of the derivative instrument is recognized in earnings in the period of change together with the offsetting gain or loss from changes in the fair value of the hedged item. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of "Accumulated other comprehensive income (AOCI)" and subsequently recognized in earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the hedge, are reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the hedged exposure is a net investment exposure, the effective portion of the hedge is recorded in AOCI and any ineffective portion is reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss from changes in the fair value is recognized in earnings in the period of change.

    Adoption of SFAS No. 133 resulted in the Company recording a transition adjustment gain of $32 (net of related income tax of $19) in net income and a net transition adjustment gain of $65 (net of related income tax of $38) in AOCI at January 1, 2001. Further, the adoption of the statement resulted in the Company recognizing $195 of derivative instrument assets and $29 of derivative instrument liabilities, increasing the carrying amount of hedged liabilities by $25, and derecognizing deferred gains of $13. The short-cut method under SFAS No. 133 will be used where the criteria are met. The Company anticipates volatility in AOCI and net income from its cash flow hedges. The amount of volatility will vary with the level of derivative activities and market conditions during any period.

K  Limited Partnerships and Preferred Securities of Subsidiary

    In July 1999, Tornado Finance V.O.F., a consolidated foreign subsidiary of the Company, issued $500 of preferred securities in the form of preferred partnership units. The units provide a distribution of 7.965 percent, are mandatorily redeemable in 2009, and may be called at any time by the subsidiary. The preferred partnership units have been classified as "Preferred Securities of Subsidiary" in the consolidated balance sheet. The distributions are included in "Minority interests' share in income" in the consolidated statements of income.

    In April 1993, three wholly owned subsidiaries of the Company contributed assets with an aggregate fair value of $977 to Chemtech Royalty Associates L.P. (Chemtech), a then newly formed Delaware limited partnership. In 1993, outside investors acquired limited partner interests in Chemtech totaling 20 percent in exchange for $200.

    In early 1998, a subsidiary of the Company purchased the limited partner interests of the outside investors in Chemtech for a fair value of $210 in accordance with windup provisions in the partnership agreement. The limited partnership was renamed Chemtech II L.P. (Chemtech II). In June 1998, the Company contributed assets with an aggregate fair value of $783 (through a wholly owned subsidiary) to Chemtech II and an outside investor acquired a limited partner interest in Chemtech II totaling 20 percent in exchange for $200. In September 2000, the Company contributed additional assets with an aggregate fair value of $18 (through a wholly owned subsidiary) to Chemtech II.

    Chemtech II is a separate and distinct legal entity from the Company and its affiliates, and has separate assets, liabilities, business and operations. The partnership has a general partner, a wholly owned subsidiary of the Company, which directs business activities and has fiduciary responsibilities to the partnership and its other members.

    The outside investor in Chemtech II receives a cumulative annual priority return of $13 on its investment and participates in residual earnings.

    Chemtech II will not terminate unless a termination or liquidation event occurs. The outside investor may cause such an event to occur in the year 2003. In addition, the partnership agreement provides for various windup provisions wherein subsidiaries of the Company may purchase at any time the limited partner interest of the outside investor. Upon windup, liquidation or termination, the partners' capital accounts will be redeemed at current fair values.

    For financial reporting purposes, the assets (other than intercompany loans, which are eliminated), liabilities, results of operations and cash flows of the partnerships and subsidiaries are included in the Company's consolidated financial statements, and the outside investors' limited partner interests are reflected as minority interests.

L  Stockholders' Equity

    On May 11, 2000, stockholders approved a measure to increase the number of authorized common shares from 500 million to 1.5 billion and Dow's Board of Directors approved a three-for-one split of the Company's common stock. On June 16, 2000, Dow stockholders received two additional shares of stock for each share they owned on the record date of May 23, 2000. All references in the consolidated financial statements to common shares, share prices, per share amounts and stock plans have been restated retroactively for the stock split, unless otherwise noted.

    On August 3, 1999, the Board of Directors terminated authorizations to repurchase the Company's common stock. The number of shares purchased under these authorizations was 12.8 million in 1999 and 34.1 million in 1998. Before August 3, 1999, the Company utilized options as part of its stock repurchase program. The Company's potential repurchase obligation related to these options was reclassified from "Stockholders' Equity" to "Temporary Equity."

    The number of treasury shares issued to employees under option and purchase programs was 9.9 million in 2000, 12.3 million in 1999 and 10.8 million in 1998. In December 1999, the Company sold 10.5 million shares of common stock held in treasury in the open market for $431.

    There are no significant restrictions limiting the Company's ability to pay dividends.

    Gross undistributed earnings of nonconsolidated affiliates included in retained earnings were $423 at December 31, 2000 and $383 at December 31, 1999.

Reserved Treasury Stock at December 31

Shares (in millions)	2000	1999	1998
Stock option plans	78.2	68.1	66.1
Employees' stock purchase plans	3.8	3.5	2.6

Total shares reserved	82.0	71.6	68.7

M  Stock Compensation Plans

    At December 31, 2000, the Company had stock-based compensation plans under which shares or options could be granted to employees and nonemployee directors. The Board of Directors approved these plans. The Company measures the compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Given the terms of the Company's plans, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan.

    The Company's reported net income and earnings per share would have been reduced had compensation cost for the Company's stock-based compensation plans been determined using the fair value method of accounting as set forth in SFAS No. 123, "Accounting for Stock-Based Compensation." For purposes of estimating the fair value disclosures below, the fair value of each stock option has been estimated on the grant date with a binomial option-pricing model using the following weighted-average assumptions:

	2000	1999	1998
Dividend yield	3.3%	3.5%	3.8%
Expected volatility	35.83%	25.86%	25.12%
Risk-free interest rate	6.46%	4.95%	4.54%
Expected life of stock option plans	7 years	7 years	7 years
Expected life of stock purchase plans	0.83 years	0.83 years	0.83 years

    The effects of using the fair value method of accounting are indicated in the pro forma amounts below:

	2000		1999		1998
	As Reported	Pro forma	As Reported	Pro forma	As Reported	Pro forma
Net income available for common stockholders	$1,675	$1,542	$1,617	$1,539	$1,707	$1,653
Earnings per common share—basic	1.88	1.73	1.85	1.76	1.92	1.86
Earnings per common share—diluted	1.85	1.70	1.82	1.73	1.89	1.83

Employees' Stock Purchase Plans

    Annually, the Board of Directors considers authorization of Employees' Stock Purchase Plans. Most employees are eligible to purchase shares of common stock of the Company valued at up to

10 percent of their annual base earnings. The value is determined using the plan price times the number of shares subscribed to by the employee. The plan price of the stock is set at about 85 percent of market price. Approximately 40 to 45 percent of eligible employees participated in the plans during the last three years.

Employees' Stock Purchase Plans

	2000		1999		1998
Shares (in thousands)	Shares	Exercise Price*	Shares	Exercise Price*	Shares	Exercise Price*
Outstanding at beginning of year	3,531	$27.82	2,664	$27.50	2,796	$23.00
Granted	4,263	29.52	4,752	27.82	3,471	27.50
Exercised	(3,461)	27.89	(3,582)	27.60	(3,396)	23.82
Forfeited/Expired	(516)	28.68	(303)	27.54	(207)	27.04

Outstanding and exercisable at end of year	3,817	$29.52	3,531	$27.82	2,664	$27.50

Fair value of options granted during the year		$9.11		$5.87		$5.92

*
Weighted-average per share

Stock Option Plans

    Under the 1988 Award and Option Plan, a plan approved by stockholders, the Company may grant options or shares of common stock to its employees subject to certain annual and individual limits. Under the 1994 Non-Employee Directors' Stock Plan, the Company may grant up to 300,000 options or shares of common stock to non-employee directors. Under the 1994 Executive Officers' Plan, the Company may grant up to 300,000 options or shares of common stock to executive officers of the Company. Under all plans, the terms are fixed at the grant date.

    At December 31, 2000, there were 8,453,296 shares available for grant under the 1988 Plan, 212,000 shares available for grant under the 1994 Non-Employee Directors' Stock Plan, and 287,370 shares available for grant under the 1994 Executive Officers' Plan. The exercise price of each option equals the market price of the Company's stock on the date of grant, and an option's maximum term is 10 years. Options under both plans vest from one to three years. In addition, certain options granted under the 1988 Plan have performance-based vesting provisions. Total compensation expense for stock option plans was $0 in 2000, $35 in 1999 and $0 in 1998.

    The following table summarizes the stock option activity of the 1988 Plan and the former Union Carbide plan, which had terms similar to the 1988 Plan:

Stock Options

	2000		1999		1998
Shares (in thousands)	Shares	Exercise Price*	Shares	Exercise Price*	Shares	Exercise Price*
Outstanding at beginning of year	54,738	$24.67	53,131	$21.67	51,235	$19.66
Granted	13,459	34.06	12,109	32.66	9,468	29.68
Exercised	(2,497)	18.63	(10,300)	18.63	(7,220)	18.07
Forfeited/Expired	(492)	18.63	(202)	18.63	(352)	18.07

Outstanding at end of year	65,208	$26.90	54,738	$24.67	53,131	$21.67

Exercisable at end of year	40,206	$22.87	35,530	$21.03	41,560	$20.18

Fair value of options granted during the year		$13.23		$8.71		$7.73

*
Weighted-average per share

Stock Options at December 31, 2000

Shares (in thousands)	Options Outstanding			Options Exercisable
Range of Exercise Prices per Share	Shares	Remaining Contractual Life*	Exercise Price*	Shares	Exercise Price*
$4.00 to $16.00	6,676	2.08 years	$10.30	6,676	$10.30
16.01 to 24.00	11,260	3.21 years	20.26	11,260	20.26
24.01 to 30.50	18,561	7.33 years	26.89	15,590	26.67
30.51 to 31.00	6,531	7.16 years	30.52	3,721	30.52
31.01 to 32.00	9,005	8.13 years	31.10	2,697	31.10
32.01 to 43.00	13,175	9.08 years	36.33	262	35.97

Total $16.00 to $43.00	65,208	6.53 years	$26.90	40,206	$22.87

*
Weighted-average per share

    Under the 1988 Dow and the former Union Carbide Plan, the Company grants deferred stock to certain employees. The grants vest either after a designated period of time, generally two to five years, or when the Company attains specified financial targets.

Shares (in thousands)	2000	1999	1998
Deferred stock compensation expense	$67	$72	$29
Deferred shares outstanding	4,350	4,287	3,698

N  Employee Stock Ownership Plans and Redeemable Preferred Stock

    The Company has the Dow Employee Stock Ownership Plan ("Dow ESOP"), which is an integral part of the Salaried Employees Savings Plan, and the Union Carbide Corporation Employee Stock Ownership Plan ("UCC ESOP"), which is an integral part of the Union Carbide Savings and Investment Program (together the "ESOP Plans"). A significant majority of full-time employees in the United States are eligible to participate in the ESOP Plans through the allocation of shares of the Company's common stock ("ESOP shares"). In addition, for the UCC ESOP, eligible employees can receive the equivalent of up to twenty days pay in ESOP shares through the UCC ESOP profit sharing plan. Participants' accounts are also allocated ESOP shares with a market value equal to the amount of dividends paid on their allocated shares.

    In 1989, the Dow ESOP borrowed $138 at a 9.42 percent interest rate with a final maturity in 2004 and used the proceeds to purchase convertible preferred stock from the Company. The preferred stock was convertible into the Company's common stock (on a pre-split basis) at either:

  •
  a conversion rate of 1:1 if the fair market value of the common stock equaled or exceeded $86.125 per share, or

  •
  the number of shares of common stock equivalent to $86.125 per share if the fair market value of the common stock was less than $86.125 per share, subject to the conversion conditions of the ESOP.

    The preferred stock was redeemable in whole or in part at the Company's option any time after January 1, 2000 at $86.125 per share plus an amount equal to all accrued and unpaid dividends. The dividend yield on the preferred stock was 7.75 percent of the $86.125 per share redemption value. On February 9, 2000, the Company exercised its option to redeem the preferred stock. On that same date, the trustee of the ESOP elected to convert the preferred stock into common stock at a ratio of 1:1. Under the UCC ESOP, the Company loaned $325 to the UCC ESOP, which used the proceeds to purchase the ESOP shares.

    Dividends on shares held by the ESOP Plans are paid to the ESOP Plans and, together with Company contributions, are used, in part, by the ESOP Plans to make debt service payments on the loans. Shares are released for allocation to participants based on the ratio of the current year's debt service to the sum of the principal and interest payments over the life of the loan.

    Expense associated with the ESOP Plans is recognized as incurred using the cost method and was $16 in 2000, $14 in 1999 and $19 in 1998. At December 31, 2000, 25.0 million common shares held by the ESOP Plans were outstanding, 15.2 million of which were allocated to participants accounts. During 2000, 1.9 million ESOP shares were allocated to participants accounts.

    Prior to the conversion of preferred stock, the convertible preferred stock issued to the Dow ESOP was reported as "Temporary Equity" in the consolidated balance sheet, and the principle of the Dow ESOP loan was reported as "Long-Term Debt" and a reduction of "Temporary Equity" in the consolidated balance sheet because the Company has guaranteed the Dow ESOP's borrowing. Since the conversion, the Company's guarantee of the Dow ESOP's borrowings is reported as "Long-Term Debt" and combined with the receivable from the UCC ESOP, reported as "Unearned ESOP shares" on the consolidated balance sheet, as a reduction of "Stockholders' Equity."

O  Pension Plans and Other Postretirement Benefits

Pension Plans

    The Company has defined benefit pension plans which cover employees in the United States and a number of other countries. The Company's funding policy is to contribute annually to those plans where pension laws and economics either require or encourage funding. Plan assets consist mainly of equity and fixed income securities of U.S. and foreign issuers, including Company common stock with a value of approximately $203 at December 31, 2000.

    The U.S. funded plan covering the parent company is the largest plan. Benefits are based on length of service and the employee's three highest consecutive years of compensation.

U.S. Plan Assumptions

	2000	1999
Weighted-average discount rate	7.33%	7.25%
Rate of increase in future compensation levels	4.92%	5.00%
Long-term rate of return on assets	9.22%	9.50%

    All other pension plans used assumptions that are consistent with (but not identical to) those of the U.S. plan.

    U.S. employees are eligible to participate in defined contribution plans (Employee Savings Plans) by contributing a portion of their compensation which is matched by the Company. Defined contribution plans also cover employees in some subsidiaries in other countries, including Australia, France, Spain and the United Kingdom. Contributions charged to income for defined contribution plans were $66 in 2000, $83 in 1999 and $78 in 1998.

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets at December 31

	2000	1999
Projected benefit obligation	$662	$693
Accumulated benefit obligation	575	597
Fair value of plan assets	57	55

Other Postretirement Benefits

    The Company provides certain health care and life insurance benefits to retired employees. The Company funds most of the cost of these health care and life insurance benefits as incurred.

    The U.S. plan covering the parent company is the largest plan. The plan provides health care benefits, including hospital, physicians' services, drug and major medical expense coverage, and life insurance benefits. For employees hired before January 1, 1993, the plan provides benefits supplemental to Medicare when retirees are eligible for these benefits. The Company and the retiree share the cost of these benefits, with the Company portion increasing as the retiree has increased years of credited service. There is a cap on the Company portion. The Company has the ability to change these benefits at any time.

U.S. Plan Assumptions

	2000	1999
Discount rate	7.50%	7.25%
Weighted-average 5-year projected medical cost trend, remaining constant thereafter	6.58 - 5.39%	6.98 - 5.39%
Long-term rate of return on assets	9.50%	9.50%

    All other postretirement benefit plans used assumptions that are consistent with (but not identical to) those of the U.S. parent company plan.

    Increasing the assumed medical cost trend rate by 1 percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 2000 by $20 and the net periodic postretirement benefit cost for the year by $3. Decreasing the assumed medical cost trend rate by 1 percentage point in each year would decrease the accumulated postretirement benefit obligation at December 31, 2000 by $19 and the net periodic postretirement benefit cost for the year by $3.

Net Periodic Cost for all Significant Plans

	Defined Benefit Pension Plans			Other Postretirement Benefits
	2000	1999	1998	2000	1999	1998
Service cost	$219	$230	$223	$32	$33	$35
Interest cost	655	620	623	119	112	121
Expected return on plan assets	(986)	(842)	(774)	(24)	(21)	(17)
Amortization of transition obligation	(5)	(5)	(5)	—	—	—
Amortization of prior service cost (credit)	23	21	21	(49)	(58)	(64)
Amortization of unrecognized (gain) loss	(54)	15	10	(5)	(2)	(2)

Net periodic cost (credit)	$(148)	$39	$98	$73	$64	$73

Change in Benefit Obligation, Plan Assets and Funded Status of all Significant Plans

	Defined Benefit Pension Plans		Other Postretirement Benefits
Change in benefit obligation	2000	1999	2000	1999
Benefit obligation at beginning of year	$9,685	$10,252	$1,688	$1,775
Service cost	219	230	32	33
Interest cost	655	620	119	112
Plan participants' contributions	6	7	25	23
Amendments	1	21	44	1
Actuarial changes in assumptions and experience	145	(687)	55	(97)
Acquisition/divestiture activity	(6)	13	—	5
Benefits paid	(604)	(604)	(166)	(156)
Currency impact	(116)	(167)	—	(8)

Benefit obligation at end of year	$9,985	$9,685	$1,797	$1,688

Change in plan assets
Market value of plan assets at beginning of year	$12,741	$11,843	$312	$260
Actual return on plan assets	244	1,440	(23)	34
Employer contributions	28	24	—	25
Plan participants' contributions	6	6	—	—
Acquisition/divestiture activity	(1)	7	—	3
Benefits paid	(583)	(579)	(7)	(10)

Market value of plan assets at end of year	$12,435	$12,741	$282	$312

Funded status and net amounts recognized
Plan assets in excess of (less than) benefit obligation	$2,450	$3,056	$(1,515)	$(1,376)
Unrecognized net transition obligation (asset)	2	(8)	1	1
Unrecognized prior service cost (credit)	143	164	(110)	(202)
Unrecognized net gain	(2,528)	(3,357)	(69)	(156)

Net amounts recognized in the consolidated balance sheets	$67	$(145)	$(1,693)	$(1,733)

Net amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(569)	$(612)	$(1,694)	$(1,739)
Prepaid benefit cost	535	332	1	6
Additional minimum liability—intangible asset	19	36	—	—
Accumulated other comprehensive income—pretax	82	99	—	—

Net amounts recognized in the consolidated balance sheets	$67	$(145)	$(1,693)	$(1,733)

P  Commitments and Contingent Liabilities

    In January 1994, Dow Corning Corporation (Dow Corning), in which the Company is a 50 percent shareholder, announced a pretax charge of $640 ($415 after tax) for the fourth quarter of 1993. In January 1995, Dow Corning announced a pretax charge of $241 ($152 after tax) for the fourth quarter of 1994. These charges included Dow Corning's best estimate of its potential liability for breast implant litigation based on a global Breast Implant Litigation Settlement Agreement (the Settlement Agreement); litigation and claims outside of the Settlement Agreement; and provisions for legal, administrative and research costs related to breast implants. The charges for 1993 and 1994 included pretax amounts of $1,240 and $441 less expected insurance recoveries of $600 and $200, respectively. The 1993 amounts reported by Dow Corning were determined on a present value basis. On an undiscounted basis, the estimated liability noted above for 1993 was $2,300 less expected insurance recoveries of $1,200.

    As a result of the Dow Corning actions, the Company recorded its 50 percent share of the charges, net of tax benefits available to Dow. The impact on net income was a charge of $192 for 1993 and $70 for 1994.

    Dow Corning reported an after-tax net loss of $167 for the second quarter of 1995 as a result of a $221 after-tax charge taken to reflect a change in accounting method from the present value basis noted above to an undiscounted basis resulting from the uncertainties associated with its voluntary filing for protection under Chapter 11 of the U.S. Bankruptcy Code on May 15, 1995. As a result of such loss and Chapter 11 filing, the Company recognized a pretax charge against income of $330 for the second quarter of 1995, fully reserved its investment in Dow Corning, and has reserved its 50 percent share of equity earnings through the third quarter of 2000 (see Note F).

    On September 1, 1994, Judge Sam C. Pointer, Jr. of the U.S. District Court for the Northern District of Alabama approved the Settlement Agreement, pursuant to which plaintiffs choosing to participate in the Settlement Agreement released the Company from liability. The Company was not a participant in the Settlement Agreement nor was it required to contribute to the settlement. On October 7, 1995, Judge Pointer issued an order which concluded that the Settlement Agreement was not workable in its then-current form because the funds committed to it by industry participants were inadequate. The order provided that plaintiffs who had previously agreed to participate in the Settlement Agreement could opt out after November 30, 1995.

    The Company's financial statement exposure for breast implant product liability claims against Dow Corning is limited to its investment in Dow Corning which, after the second quarter of 1995 charge, the reserving of its share of equity earnings through the third quarter of 2000, and the resumption of recognizing of its share of Dow Corning's earnings in the fourth quarter of 2000, is negligible. As a result, any future charges by Dow Corning related to such claims or as a result of the Chapter 11 proceeding would not have a material adverse impact on the Company's consolidated financial statements.

    The Company is separately named as a defendant in more than 14,000 breast implant product liability cases, of which approximately 4,000 state cases are the subject of summary judgments in favor of the Company. In these situations, plaintiffs have alleged that the Company should be liable for Dow Corning's alleged torts based on the Company's 50 percent stock ownership in Dow Corning and that the Company should be liable by virtue of alleged "direct participation" by the Company or its agents in Dow Corning's breast implant business. These latter, direct participation claims include counts sounding in strict liability, fraud, aiding and abetting, conspiracy, concert of action and negligence.

    Judge Pointer was appointed by the Federal Judicial Panel on Multidistrict Litigation to oversee all of the product liability cases involving silicone breast implants filed in the U.S. federal courts. Initially, in a ruling issued on December 1, 1993, Judge Pointer granted the Company's motion for summary judgment, finding that there was no basis on which a jury could conclude that the Company was liable for any claimed defects in the breast implants manufactured by Dow Corning. In an interlocutory opinion issued on April 25, 1995, Judge Pointer affirmed his earlier ruling as to plaintiffs' corporate control claims but vacated that ruling as to plaintiffs' direct participation claims.

    On July 7, 1998, Dow Corning, the Company and Corning Incorporated (Corning), on the one hand, and the Tort Claimants' Committee in Dow Corning's bankruptcy on the other, agreed on a binding Term Sheet to resolve all tort claims involving Dow Corning's silicone medical products, including the claims against Corning and the Company (collectively, the Shareholders). The agreement set forth in the Term Sheet was memorialized in a Joint Plan of Reorganization (the Joint Plan) filed by Dow Corning and the Tort Claimants' Committee (collectively, the Proponents) on November 9, 1998. On February 4, 1999, the Bankruptcy Court approved the disclosure statement describing the Joint Plan. Before the Joint Plan could become effective, however, it was subject to a vote by the claimants, a confirmation hearing and all relevant provisions of the Bankruptcy Code. Voting was completed on May 14, 1999, and the confirmation hearing concluded on July 30, 1999.

    On November 30, 1999, the Bankruptcy Court issued an Order confirming the Joint Plan, but then issued an Opinion on December 21, 1999 that, in the view of the Proponents and the Shareholders, improperly interpreted or attempted to modify certain provisions of the Joint Plan affecting the resolution of tort claims involving Dow Corning's silicone medical products against various entities, including the Shareholders. Many of the parties in interest, including the Shareholders, filed various motions and appeals seeking, among other things, a clarification of the December 21, 1999 Opinion. These motions and appeals were heard by U.S. District Court Judge Denise Page Hood on April 12 and 13, 2000, and on November 13, 2000, Judge Hood affirmed the Bankruptcy Court's November 30, 1999 Order confirming the Joint Plan and reversed, in part, the Bankruptcy Court's December 21, 1999 Opinion, including that portion of the Opinion the Shareholders had appealed. In turn, various parties in interest have appealed Judge Hood's decision to the United States Court of Appeals for the Sixth Circuit. The effectiveness of the Joint Plan remains subject to the resolution of those appeals. Accordingly, there can be no assurance at this time that the Joint Plan will become effective.

    It is the opinion of the Company's management that the possibility is remote that plaintiffs will prevail on the theory that the Company should be liable in the breast implant litigation because of its shareholder relationship with Dow Corning. The Company's management believes that there is no merit to plaintiffs' claims that the Company is liable for alleged defects in Dow Corning's silicone products because of the Company's alleged direct participation in the development of those products, and the Company intends to contest those claims vigorously. Management believes that the possibility is remote that a resolution of plaintiffs' direct participation claims, including the vigorous defense against those claims, would have a material adverse impact on the Company's financial position or cash flows. Nevertheless, in light of Judge Pointer's April 25, 1995 ruling, it is possible that a resolution of plaintiffs' direct participation claims, including the vigorous defense against those claims, could have a material adverse impact on the Company's net income for a particular period, although it is impossible at this time to estimate the range or amount of any such impact.

    Numerous lawsuits have been brought against the Company and other chemical companies alleging that the manufacture, distribution or use of pesticides containing dibromochloropropane (DBCP) has caused, among other things, property damage, including contamination of groundwater. To date, there have been no verdicts or judgments against the Company in connection with these allegations. It is the opinion of the Company's management that the possibility is remote that the resolution of such lawsuits will have a material adverse impact on the Company's consolidated financial statements.

    Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. The Company had accrued obligations of $508 at December 31, 2000 for environmental matters. This is management's best estimate of the costs for remediation and restoration with respect to environmental matters for which the Company has accrued liabilities, although the ultimate cost with respect to these particular matters could range up to twice that amount. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and evolving technologies for handling site remediation and restoration. It is the opinion of the Company's management that the possibility is remote that costs in excess of those accrued or disclosed will have a material adverse impact on the Company's consolidated financial statements.

    In addition to the breast implant, DBCP and environmental remediation matters, the Company is party to a number of other claims and lawsuits arising out of the normal course of business with respect to commercial matters, including product liability, governmental regulation and other actions. Certain of these actions purport to be class actions and seek damages in very large amounts. All such claims are being contested.

    Dow has an active risk management program consisting of numerous insurance policies secured from many carriers at various times. These policies provide coverage that will be utilized to minimize the impact, if any, of the contingencies described above.

    Except for the possible effect on the Company's net income for breast implant litigation described above, it is the opinion of the Company's management that the possibility is remote that the aggregate of all claims and lawsuits will have a material adverse impact on the Company's consolidated financial statements.

    The Company has two major agreements (two in 1999 and three in 1998) for the purchase of ethylene-related products in Canada. The purchase price is determined on a cost-of-service basis which, in addition to covering all operating expenses and debt service costs, provides the owner of the manufacturing plants with a specified return on capital. Total purchases under the agreements were $178 in 2000, $144 in 1999 and $266 in 1998.

    At December 31, 2000, the Company had various outstanding commitments for take or pay and throughput agreements, including the two purchase agreements referred to above, for terms extending from one to 20 years. In general, such commitments were at prices not in excess of current market prices.

Fixed and Determinable Portion of Take or Pay and Throughput Obligations at December 31, 2000

2001	$437
2002	419
2003	399
2004	352
2005	314
2006 through expiration of contracts	2,104

Total	$4,025

    In addition to the take or pay obligations at December 31, 2000, the Company had outstanding purchase commitments which ranged from one to 20 years for steam, electrical power, materials, property and other items used in the normal course of business of approximately $242. In general, such commitments were at prices not in excess of current market prices. The Company also had outstanding direct and indirect commitments for construction performance and lease payment guarantees and other obligations of $535. The Company is also committed to lease manufacturing facilities under construction in Argentina and The Netherlands.

    Union Carbide severally guaranteed up to $122 at December 31, 2000 of EQUATE's debt and working capital financing needs. Union Carbide also severally guaranteed certain sales volume targets until EQUATE's sales capabilities are proved. In addition, Union Carbide has pledged its shares in EQUATE as security for EQUATE's debt. Union Carbide has political risk insurance coverage for its equity investment and a majority of its guarantee of EQUATE's debt.

Q  Supplementary Information

Accrued and Other Current Liabilities at December 31

	2000	1999
Accrued payroll	$295	$384
Accrued vacations	235	235
Employee retirement plans	170	156
Interest payable	145	153
Accrued miscellaneous taxes	146	119
Insurance companies' reserves	253	215
Deferred income	219	385
Other	794	660

Total	$2,257	$2,307

Sundry Income—Net

	2000	1999	1998
Royalty income (1)	—	$45	$32
Licensing business litigation settlements	—	50	189
Gain on sales of assets and securities (2)	$206	79	840
Foreign exchange gain (loss)	37	74	(24)
Other—net	109	81	98

Total	$352	$329	$1,135

(1)
Included in net sales beginning in 2000.

(2)
2000 Includes a gain on sale of Cochin pipeline system of $98 (see Note C), and impairment losses of $77 for disposition in February 2001 of businesses related to the merger with Union Carbide.

Other Supplementary Information

	2000	1999	1998
Cash payments for interest	$705	$630	$639
Cash payments for income taxes	730	710	763
Provision for doubtful receivables	24	52	9

Sales of Trade Accounts Receivables

    The Company is party to an agreement under which certain qualifying trade accounts receivables are sold. The uncollected balance of sold receivables at December 31, 2000 was approximately $100. Accounts receivable sales activity is summarized below:

	2000	1999	1998
Average quarterly amount sold	$466	$525	$89
Average quarterly discount on sales	2	2	—

Earnings Per Share Calculations

	2000		1999		1998
Shares in millions	Basic	Diluted	Basic	Diluted	Basic	Diluted
Income before cumulative effect of change in accounting principle	$1,675	$1,675	$1,637	$1,637	$1,707	$1,707
Cumulative effect of change in accounting principle	—	—	(20)	(20)	—	—

Net income available for common stockholders	$1,675	$1,675	$1,617	$1,617	$1,707	$1,707
Add back preferred stock dividends	—	—	—	5	—	6

Net income for EPS calculations	$1,675	$1,675	$1,617	$1,622	$1,707	$1,713

Weighted-average common shares outstanding	893.2	893.2	874.9	874.9	888.1	888.1
Add back effect of dilutive securities:
Stock options and awards	—	10.8	—	14.6	—	12.6
Converted preferred stock	—	0.5	—	4.0	—	4.1

Weighted-average common shares for EPS calculations	893.2	904.5	874.9	893.5	888.1	904.8

Earnings per common share before cumulative effect of change in accounting principle	$1.88	$1.85	$1.87	$1.84	$1.92	$1.89

Earnings per common share	$1.88	$1.85	$1.85	$1.82	$1.92	$1.89

R  Operating Segments and Geographic Areas

    Dow is a diversified, worldwide manufacturer and supplier of more than 2,500 products. The Company's wide range of products are used primarily as raw materials in the manufacture of customer products and services. The Company serves the following industries: aerospace; appliance; automotive; agricultural; building and construction; chemical processing; electronics; furniture; housewares; insurance and finance; oil and gas; packaging; paints, coatings and adhesives; personal care; pharmaceutical; processed foods; pulp and paper; textile and carpet; utilities; and water treatment.

    Dow conducts its worldwide operations through global businesses, which are aggregated into reportable operating segments based on the nature of the products and production processes, end-use markets, channels of distribution and regulatory environment. The reportable operating segments are: Performance Plastics, Performance Chemicals, Agricultural Products, Plastics, Chemicals, and Hydrocarbons and Energy. The following Corporate Profile describes the operating segments, how they are aggregated, and the types of products and services from which their revenues are derived.

CORPORATE PROFILE

Performance Plastics

  Dow Automotive is a leading supplier of materials, parts, modules and systems for automotive interior, exterior, chassis/powertrain and body engineered systems applications. In addition to its broad product portfolio, Dow Automotive delivers research and development, design expertise, advanced engineering and supply chain management support to customers around the world.

  Engineering Plastics business offers one of the broadest ranges of engineering polymers and compounds of any global plastics supplier. Dow's Engineering Plastics business complements its product portfolio with technical and commercial capabilities to develop solutions that deliver improved economics and performance to its customers.

  Epoxy Products and Intermediates business manufactures a variety of basic epoxy products, as well as intermediates used by other major epoxy producers. Dow is a leading global producer of basic epoxy products, supported by high-quality raw materials, technical service and production capabilities.

  Fabricated Products business manufactures and markets an extensive line of plastic film and foam products. Fabricated Products sets the competitive standard by creating high-performance solutions in industries ranging from packaging and construction to telecommunications, automotive and medical.

  Licensing business includes licensing of UNIPOL™ polyethylene and polypropylene processes as well as development of new polyethylene technologies, which are handled through Univation Technologies, LLC, a 50:50 joint venture. It also includes UOP LLC, a 50:50 joint venture. UOP is a worldwide supplier of process technology, catalysts, molecular sieves and adsorbents to the petrochemical and gas processing industries. Additionally, this business licenses technology and catalysts for the production of ethylene oxide and ethylene glycol.

  Polyurethanes and Polyurethanes Systems businesses are leading global producers of polyurethane raw materials and systems. Differentiated by their ability to globally supply a high-quality, consistent and complete product range, these businesses emphasize new business developments while facilitating customer success with a global market and technology network. This business also includes propylene oxide and propylene glycol.

  Wire and Cable business manufactures a variety of performance polyolefin products that are marketed worldwide. Chief among these are polyolefin-based compounds for high-performance insulation, semiconductives and jacketing systems for power distribution, telecommunications and flame-retardant wire and cable.

Performance Chemicals

  Emulsion Polymers business is the world's largest supplier of synthetic latex and the most globally diverse of the styrene-butadiene latex suppliers. Dow provides protective and decorative coatings for paper and paperboard in publishing, as well as latex for carpet backing and specialty applications.

  UCAR™ Emulsion Systems business supplies water-based emulsions used as key components in decorative and industrial paints, adhesives, textile products and construction products. It also includes rheology modifiers.

  Industrial Chemicals business provides products used as functional ingredients or as processing aids in the manufacture of a diverse range of products. Dow's surfactants and biocides

  (antimicrobials) businesses provide value-added ingredients for household and personal care products.

  Oxide Derivatives business is a leading producer of glycol ethers and amines.

  Specialty Polymers business is a diverse portfolio serving numerous markets. The largest unit, Liquid Separations, uses several technologies to separate dissolved minerals and organics from water, making purer water for human and industrial uses.

  Water Soluble Polymers business enhances food quality and safety, and helps pharmaceutical companies develop and manufacture new medicines and supply existing drugs more efficiently and economically. Products in this business are also used as thickeners in building and construction materials.

  Contract Manufacturing Services and Fine Chemicals business serves other specialty chemical, pharmaceutical and agricultural chemical producers. It includes nitroparaffins and other products of ANGUS Chemical and Hampshire Fine Chemicals.

Agricultural Products

  Dow AgroSciences LLC is a global leader in providing pest management, agricultural and crop biotechnology products. It develops, manufactures and markets products for crop production; weed, insect and plant disease management; and industrial and commercial pest management. Through strategic acquisitions, alliances and research agreements, as well as internal research, Dow AgroSciences is building a leading plant genetics and biotechnology business in crop seeds and traits for seeds.

Plastics

  Polyethylene business supplies polyethylene-based solutions through sustainable product differentiation. Dow is the world's leading producer of polyethylene resins, one of the most versatile plastic materials. DuPont Dow Elastomers LLC is a 50:50 joint venture that leverages Insite Technology, Dow's proprietary catalyst and process technology, into elastomeric products.

  Polystyrene business is the global leader in the production of polystyrene resins, uniquely positioned with geographic breadth and broad industry experience to meet a diverse range of customer needs. By implementing breakthrough proprietary technology, Dow continues to improve efficiencies and product performance.

  Polypropylene is leveraging Dow's innovative manufacturing technology, research and product development expertise to become a major global polypropylene supplier.

  The Plastics segment also includes polybutadiene rubber, styrene-butadiene rubber, polyethylene terephthalate (PET), purified terephthalic acid (PTA) and several specialty resins, as well as a new family of thermoplastic polymers with unique properties, ethylene styrene interpolymers, which were developed from Insite Technology.

Chemicals

  Chemicals business is a leading global producer of each of its basic chemical products. These products are sold to many industries worldwide and also serve as key raw materials in the production of many of Dow's performance and plastics products. Primary products are: calcium chloride, caustic soda, chlorine, ethylene dichloride (EDC), ethylene glycol (EG), ethylene oxide (EO), methyl chloride, methylene chloride, perchloroethylene, trichloroethylene, vinyl chloride monomer (VCM). Additional products are organic intermediates, solvents and monomers (including ethanol, isopropanol, oxo alcohols and chemicals, and vinyl acetate.)

Hydrocarbons and Energy

  Hydrocarbons and Energy business encompasses the procurement of fuels, natural gas liquids and crude oil-based raw materials, as well as the supply of monomers, power and steam for use in Dow's global operations. Dow is the world leader in the production of olefins and styrene. Primary products include benzene, butadiene, butylene, cumene, ethylene, power and steam, propylene and styrene.

    The "Unallocated and Other" column in the following table contains the reconciliation between the totals for reportable segments and the Company totals. It represents the operating segments which do not meet the quantitative threshold for determining reportable segments, research and other expenses related to developmental activities in Growth Platforms, and other corporate items not allocated to the operating segments. Growth Platforms include advanced materials for electronics, industrial biotechnology and new developments with a focus on identifying and pursuing emerging commercial and technology opportunities.

    Transfers between operating segments are generally valued at cost. Transfers of products to the Agricultural Products segment from the other segments, however, are generally valued at market-based prices. The revenues generated by these transfers are shown in the following table as "Intersegment revenues."

Operating Segment Information

	Performance Plastics	Performance Chemicals	Agricultural Products	Plastics	Chemicals	Hydrocarbons and Energy	Unallocated and Other	Total
2000
Sales to external customers	$7,667	$5,343	$2,346	$7,118	$4,109	$2,626	$325	$29,534
Intersegment revenues	13	26	—	—	34	—	(73)	—
Equity earnings—nonconsolidated affiliates	2	20	(9)	239	78	36	(12)	354
IPR&D and special charges (1)	6	—	—	—	—	—	—	6
EBIT (2)	1,029	536	212	945	422	136	(175)	3,105
Total assets	6,603	4,805	3,448	7,228	3,796	1,795	8,316	35,991
Investment in nonconsolidated affiliates	394	76	57	661	277	320	311	2,096
Depreciation and amortization	392	359	185	394	276	97	35	1,738
Capital expenditures	323	214	121	427	289	414	20	1,808

1999
Sales to external customers	$7,031	$5,044	$2,334	$5,764	$3,603	$1,731	$352	$25,859
Intersegment revenues	12	15	—	1	25	—	(53)	—
Equity earnings—nonconsolidated affiliates	41	4	(6)	44	23	13	(24)	95
IPR&D and special charges (1)	—	6	94	—	—	—	—	100
EBIT (2)	1,578	805	125	564	292	8	(350)	3,022
Total assets	5,990	4,748	3,346	6,351	3,445	1,905	7,671	33,456
Investment in nonconsolidated affiliates	359	96	82	857	164	264	293	2,115
Depreciation and amortization	384	327	190	389	281	96	42	1,709
Capital expenditures	395	253	122	495	361	533	17	2,176

1998
Sales to external customers	$6,900	$4,944	$2,408	$4,928	$3,646	$1,499	$776	$25,101
Intersegment revenues	15	10	—	2	42	—	(69)	—
Equity earnings—nonconsolidated affiliates	38	6	(1)	(70)	56	9	(7)	31
IPR&D and special charges (1)	—	—	337	—	113	—	357	807
EBIT (2)	1,819	744	(209)	525	76	(11)	149	3,093
Total assets	6,229	4,350	3,938	5,004	3,571	1,937	6,092	31,121
Investment in nonconsolidated affiliates	346	32	65	835	154	140	363	1,935
Depreciation and amortization	370	321	196	329	316	97	65	1,694
Capital expenditures	474	304	129	462	425	470	64	2,328

(1)
See Note B for a discussion of Purchased In-Process Research and Development (IPR&D) and Special Charges.

(2)
The reconciliation between "Earnings before Interest, Income Taxes and Minority Interests (EBIT)" and "Income before Income Taxes and Minority Interests" consists of "Interest income" and "Interest expense and amortization of debt discount," and can be found in the Supplemental Consolidated Statements of Income on page 16.

    The Company operates 171 manufacturing sites in 35 countries. The United States is home to 62 of these sites, representing 62 percent of the Company's long-lived assets. Sales are attributed to geographic areas based on customer location. Long-lived assets are attributed to geographic areas based on asset location. Sales and assets for Africa are reported in Europe. At December 31, 2000, long-lived assets located in Canada represented 10.5 percent of the total.

Geographic Area Information

	United States	Europe	Rest of World	Total
2000
Sales to external customers	$12,787	$8,742	$8,005	$29,534
Long-lived assets	8,455	2,533	2,723	13,711

1999
Sales to external customers	$11,345	$7,702	$6,812	$25,859
Long-lived assets	8,207	2,232	2,572	13,011

1998
Sales to external customers	$11,138	$7,558	$6,405	$25,101
Long-lived assets	7,956	2,541	2,131	12,628

TRADEMARKS

The following trademarks of The Dow Chemical Company appear in this report: Derakane Momentum, Dow, Gas/Spec, Insite, Inspire, Methocel, Styron A-Tech, Versene

The following trademarks of Dow AgroSciences LLC appear in this report: FirstRate, Fortress, Naturalyte, Sentricon, Strongarm, Telone, Tracer

The following trademark of American Chemistry Council appears in this report: Responsible Care

The following trademark of FilmTec Corporation appears in this report: FilmTec

The following trademark of Mycogen Corporation appears in this report: Mycogen

SCHEDULE II

The Dow Chemical Company and Subsidiaries
Valuation and Qualifying Accounts
For the Years Ended December 31

(In millions)
COLUMN A	COLUMN B	COLUMN C	COLUMN D		COLUMN E
Description	Balance at Beginning of Year	Additions to Reserves	Deductions from Reserves		Balance at End of Year
2000
RESERVES DEDUCTED FROM ASSETS TO WHICH THEY APPLY:
For doubtful receivables	$126	$39	$62	(a)	$103
Other investments and noncurrent receivables	404	11	107		308
Accumulated goodwill amortization	397	96	34		459

1999
RESERVES DEDUCTED FROM ASSETS TO WHICH THEY APPLY:
For doubtful receivables	$115	$66	$55	(a)	$126
Other investments and noncurrent receivables	767	74	437	(b)	404
Accumulated goodwill amortization	285	129	17		397

1998
RESERVES DEDUCTED FROM ASSETS TO WHICH THEY APPLY:
For doubtful receivables	$84	$46	$15	(a)	$115
Other investments and noncurrent receivables	595	222	50		767
Accumulated goodwill amortization	240	75	30		285

		2000	1999	1998
(a)	Deductions represent:
	Notes and accounts receivable written off	$39	$42	$12
	Credits to profit and loss	19	12	—
	Miscellaneous other	4	1	3

		$62	$55	$15

(b)	Includes adjustment to the Company's estimated reserve for its investment in Dow Corning based on Dow Corning's 1998 audited financial statements issued in July 1999.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE DOW CHEMICAL COMPANY Registrant
Date: April 4, 2001
/s/ FRANK H. BROD Frank H. Brod Vice President & Controller

QuickLinks

The Dow Chemical Company and Subsidiaries Management's Discussion and Analysis of Financial Condition and Results of Operations
INDEPENDENT AUDITORS' REPORT
The Dow Chemical Company and Subsidiaries Supplemental Consolidated Statements of Income
The Dow Chemical Company and Subsidiaries Supplemental Consolidated Balance Sheets
The Dow Chemical Company and Subsidiaries Supplemental Consolidated Balance Sheets
The Dow Chemical Company and Subsidiaries Supplemental Consolidated Statements of Stockholders' Equity
The Dow Chemical Company and Subsidiaries Supplemental Consolidated Statements of Comprehensive Income
The Dow Chemical Company and Subsidiaries Supplemental Consolidated Statements of Cash Flows
The Dow Chemical Company and Subsidiaries Notes to Supplemental Financial Statements Dollars in millions, except as noted
The Dow Chemical Company and Subsidiaries Valuation and Qualifying Accounts For the Years Ended December 31
SIGNATURE